                                                                   EXHIBIT 10.20

              COMBINED CONTRIBUTION AND PURCHASE AND SALE AGREEMENT

                                  by and among

                         ASHFORD HOSPITALITY TRUST, INC.
                             a Maryland corporation
                                   ("Company")

                                       and

                     ASHFORD HOSPITALITY LIMITED PARTNERSHIP
                         a Delaware limited partnership
                            ("Operating Partnership")

                                       and

                                FGSB MASTER CORP.
                             a Delaware corporation
                                ("Master Corp.")

                                       and

                                 FGSB MASTER LLC
                      a Delaware limited liability company
                                 ("Master LLC")

                                       and

                            LISMORE ASSOCIATES, L.P.
                         a Delaware limited partnership
                                   ("Lismore")

                                       and

                                ROLLING ROCK, GP
                           a Texas general partnership
                                ("Rolling Rock")

                                TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
Article I DEFINITIONS............................................................................................     1
         1.1      Definitions....................................................................................     1

Article II CONTRIBUTIONS AND PURCHASES AND SALES; DEPOSIT; ASSUMPTION OF DEBT; STUDY PERIOD......................    17
         2.1      Sale Transaction...............................................................................    17
         2.2      Contribution Transaction.......................................................................    18
         2.3      Assumption of Mezzanine Loan...................................................................    18
         2.4      Deposit........................................................................................    19
         2.5      Title and Survey Review Period.................................................................    19

Article III OWNERS' REPRESENTATIONS AND WARRANTIES...............................................................    20
         3.1      Representations and Warranties Concerning the Transactions.....................................    20
         3.2      Representations and Warranties Concerning the Owner Entities and Acquired Equity Interests.....    24
         3.3      Representations and Warranties Concerning the Properties.......................................    25
         3.4      Ground Leases..................................................................................    28
         3.5      No Other Representations.......................................................................    29

Article IV COMPANY'S REPRESENTATIONS AND WARRANTIES..............................................................    29
         4.1      Organization and Power.........................................................................    29
         4.2      Authorization and Execution....................................................................    29
         4.3      No Violation; Non-contravention................................................................    29
         4.4      Litigation.....................................................................................    30
         4.5      Bankruptcy.....................................................................................    30
         4.6      SEC Filings....................................................................................    30
         4.7      Capitalization.................................................................................    31
         4.8      Issuance of Units and Redemption Shares........................................................    32
         4.9      Tax Matters....................................................................................    32
         4.10     Opinion of the Special Committee's Financial Advisor...........................................    32
         4.11     Submission Matters.............................................................................    32
         4.12     No Other Representations.......................................................................    33

Article V CONDITIONS PRECEDENT...................................................................................    33
         5.1      As to Company's Obligations....................................................................    33
         5.2      As to Owners' Obligations......................................................................    36
         5.3      Portfolio Transaction..........................................................................    37

Article VI COVENANTS OF PARTIES..................................................................................    37
         6.1      Operating Agreements/Leased Property Agreements/Off-Site Facility Agreements/Management
                  Agreements.....................................................................................    37
         6.2      Warranties and Guaranties......................................................................    37
         6.3      Insurance......................................................................................    37
         6.4      Compliance with SEC Reporting Requirements.....................................................    38
         6.5      Operation of Properties and Partnerships Prior to Closing......................................    38
         6.6      Exclusivity....................................................................................    41
         6.7      Restructuring..................................................................................    42

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                     PAGE
                                                                                                                     ----
         6.8      Rights of First Refusal........................................................................    42
         6.9      [Intentionally Omitted]........................................................................    42
         6.10     Prospective Subscriber Questionnaires..........................................................    42
         6.11     Delivery of Tax Information....................................................................    42
         6.12     Cooperation on Tax Matters.....................................................................    43
         6.13     [Intentionally Omitted.].......................................................................    43
         6.14     Operating Partnership Agreement................................................................    43
         6.15     Beneficial Owners Agreement....................................................................    44
         6.16     Pledge Agreement...............................................................................    44
         6.17     New York Stock Exchange Listing................................................................    44
         6.18     Reasonable Efforts.............................................................................    44
         6.19     Lender Consents................................................................................    44
         6.20     Arrangements with Affiliates...................................................................    44
         6.21     Sale of Designated Properties..................................................................    44

Article VII CLOSING..............................................................................................    45
         7.1      Closing........................................................................................    45
         7.2      Owners' Deliveries.............................................................................    45
         7.3      Company's Deliveries...........................................................................    48
         7.4      Mutual Deliveries..............................................................................    49
         7.5      Closing Costs..................................................................................    49
         7.6      Working Capital and Working Capital Adjustment.................................................    50

Article VIII GENERAL PROVISIONS..................................................................................    51
         8.1      Condemnation...................................................................................    51
         8.2      Casualty.......................................................................................    51
         8.3      Broker.........................................................................................    51
         8.4      Confidentiality................................................................................    51

Article IX INDEMNIFICATION.......................................................................................    52
         9.1      Indemnification by Owners for the Benefit of Company Parties...................................    52
         9.2      Indemnification by Operating Partnership and Company for the Benefit of Owner Parties..........    52
         9.3      Limitations to Indemnification.................................................................    53
         9.4      Notification of Claims.........................................................................    55

Article X TERMINATION............................................................................................    56
         10.1     Termination....................................................................................    56
         10.2     Effect of Termination..........................................................................    59

Article XI TAX PROTECTION........................................................................................    59
         11.1     Restrictions on Transfer of Contributed Properties/Reduction of Indebtedness by Company........    59

Article XII MISCELLANEOUS PROVISIONS.............................................................................    61
         12.1     Completeness; Modification.....................................................................    61
         12.2     Assignments....................................................................................    61
         12.3     Successors and Assigns.........................................................................    61

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                           PAGE
                                                                                                           ----
12.4     Days...........................................................................................   61
12.5     Governing Law..................................................................................   61
12.6     Counterparts...................................................................................   61
12.7     Severability...................................................................................   61
12.8     Costs..........................................................................................   62
12.9     Notices........................................................................................   62
12.10    Representations and Warranties.................................................................   63
12.11    Escrow Agent...................................................................................   63
12.12    Incorporation by Reference.....................................................................   63
12.13    Survival.......................................................................................   63
12.14    Further Assurances.............................................................................   63
12.15    No Partnership.................................................................................   64
12.16    Waiver of Jury Trial...........................................................................   64
12.17    Signatory Exculpation..........................................................................   64
12.18    Rules of Construction..........................................................................   64
12.19    Costs and Attorneys' Fees......................................................................   64
12.20    Joint and Several Obligations..................................................................   65
12.21    Remedies.......................................................................................   65
12.22    Jurisdiction...................................................................................   65

EXHIBITS

Exhibit A         -   Sale Consideration and Contribution Consideration
Exhibit A-1       -   Acquired Asset Values and Number of Units
Exhibit B         -   Owner Entities, Equity Interests and Acquired Equity
                      Interests
Exhibit C-1       -   Properties and Partnerships
Exhibit C-2       -   Designated Properties
Exhibit D         -   Beneficial Owners
Exhibit E         -   Form of Beneficial Owners Agreement
Exhibit F         -   Beverage Leases
Exhibit G         -   Form of Bill of Sale
Exhibit H         -   Form of Assignment Agreement
Exhibit I         -   Form of Assignment of Ground Lease
Exhibit J         -   Franchise Agreements
Exhibit K         -   [Intentionally Omitted]
Exhibit L         -   Ground Leases
Exhibit M         -   Form of Guaranty
Exhibit N         -   Form of Interest Assignment Agreements
Exhibit O         -   [Intentionally Omitted]
Exhibit P         -   [Intentionally Omitted]
Exhibit Q         -   Management Agreements
Exhibit R         -   Form of Pledge Agreement
Exhibit S         -   Power of Attorney and Limited Partner Signature Page
Exhibit T         -   Prospective Subscriber Questionnaire and Representation
                      Letter
Exhibit U         -   Form of Registration Rights Agreement
Exhibit V         -   [Intentionally Omitted]
Exhibit W         -   Surveyor Certificate
Exhibit X         -   Form of Deed
Exhibit Y         -   Legal Description of Properties Including Ground Leased
                      Land
Exhibit Z         -   Environmental Reports
Exhibit AA        -   Operating Agreements, Leased Property Agreements, Off-
                      Site Facility Agreements and Other Contracts
Exhibit BB        -   [Intentionally Omitted]
Exhibit CC        -   [Intentionally Omitted]
Exhibit DD        -   [Intentionally Omitted]
Exhibit EE        -   Occupancy Agreements
Exhibit FF        -   Form of Off-Site Facility Estoppel
Exhibit GG        -   Form of Tenant Estoppel
Exhibit HH        -   Form of Ground Lessor Estoppel
Exhibit II        -   Form of Operating Partnership Amendment
Exhibit JJ        -   [Intentionally Omitted]

SCHEDULES

Schedule 2.4      -   Owners' Federal Tax Identification Numbers
Schedule 3.1(c)       Contravention of Law, Organizational Document or Agreement
Schedule 3.1(f)   -   Combined Working Capital

Schedule 3.2(e)       Financial Information
Schedule 3.2(f)   -   Action and Proceedings (Acquired Equity Interests)
Schedule 3.3(a)       Rights of First Refusal
Schedule 3.3(b)   -   Loans
Schedule 3.3(j)   -   Actions and Proceedings (Partnerships)
Schedule 4.6(c)   -   Disclosure Matters
Schedule 4.11     -   Submission Matters
Schedule 11.1(c)  -   Amortization Schedule

              COMBINED CONTRIBUTION AND PURCHASE AND SALE AGREEMENT

      THIS COMBINED CONTRIBUTION AND PURCHASE AND SALE AGREEMENT is made as of this 27th day of December, 2004, by and among ASHFORD HOSPITALITY TRUST, INC., a Maryland corporation ("Company"), ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership ("Operating Partnership"), on the one hand, and FGSB MASTER CORP., a Delaware corporation ("Master Corp."), FGSB MASTER LLC, a Delaware limited liability company ("Master LLC"), LISMORE ASSOCIATES, L.P., a Delaware limited partnership ("Lismore"), and ROLLING ROCK, GP, a Texas general partnership ("Rolling Rock"); and together with Master Corp., Master LLC and Lismore, each an "Owner" and, together, the "Owners"; and, together with Company and Operating Partnership, the "Parties").

                                    RECITALS

      A. Owners own, or will own by the Closing, directly or indirectly, all of the partnership interests in limited partnerships that own twenty-one (21) hotels and one (1) office building located in the states of Maryland, Florida, Massachusetts, Minnesota, Georgia, Texas, California, Indiana and New York.

      B. Owners desire to sell certain of these partnership interests and/or the interests in their general partners and their managers and/or the underlying properties owned by these partnerships to Operating Partnership, subject to certain indebtedness, for cash, and Operating Partnership desires to purchase these assets on such terms (the "Sale Transaction").

      C. In addition, Owners desire to contribute the balance of their partnerships interests to Operating Partnership in exchange for certain securities of Operating Partnership more particularly described below, and Operating Partnership desires to acquire these assets on such terms (the "Contribution Transaction").

      NOW, THEREFORE, in consideration of premises and in consideration of the mutual covenants, representations, and warranties, promises and undertakings of the parties hereto hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is agreed:

                                   ARTICLE I
                                  DEFINITIONS

      1.1 Definitions. The following terms shall have the indicated meanings:

      "Acquired Assets" shall mean collectively, the Sale Assets and the Contribution Assets.

      "Acquired Equity Interests" shall mean the Equity Interests in the Owner Entities described on Exhibit B, some of which are being transferred to Operating Partnership or its designee(s) as part of the Sale Transaction and some of which are being contributed to Operating Partnership or its designee(s) as part of the Contribution Transaction, as more particularly described on Exhibit B, provided that if any portion of the Acquired Equity Interests comprising a part of the Contribution Transaction are to be transferred to a designee of the Operating Partnership, such designee must be a disregarded entity for tax purposes.

      "Acquired Properties" shall mean the Properties designated as such on Exhibit C-1.

      "Act of Bankruptcy" shall mean if a Person or any general partner, partner, managing member, or member thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property,
(b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of such Person or any general partner, partner, managing member, or member thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such Person or any general partner, partner, managing member, or member thereof, (2) the appointment of a receiver, custodian, trustee or liquidator for such Person or any general partner, partner, managing member, or member thereof or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

      "Advance Bookings" shall mean reservations made prior to Closing for Hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other Hotel services to be provided after Closing, in the ordinary course of business.

      "Adverse Consequences" shall mean, collectively (but without duplication),
(i) the amount of all reasonably estimated damages, in the aggregate, resulting from known inaccuracies, breaches or violations of Owners' representations and warranties made in this Agreement (excluding any inaccuracies, breaches or violations known by Company or Operating Partnership prior to the Effective
Date); (ii) any condemnation or other events described in Section 8.1 ("Condemnation") to the extent the fair market value of the loss thereof exceeds the proceeds to be received by Operating Partnership pursuant to that action or to be assigned or transferred to Operating Partnership pursuant to this Agreement; and (iii) any casualty or other event described in Section 8.2 ("Casualty") to the extent the fair market value of the loss thereof exceeds the proceeds to be received by Operating Partnership (plus applicable deductible) or to be assigned or transferred to Operating Partnership pursuant to this Agreement.

      "Affiliate" of a Person shall mean any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed to be controlled by another Person if the other Person
(i) with respect to a corporation, owns more than a majority of the issued and outstanding voting Equity Interests of such corporation, (ii) with respect to a partnership, is a general partner of such partnership and (iii) with respect to a limited liability company, is a managing member or is a member owning more than a majority of the issued and outstanding voting Equity Interests of such limited liability company. Notwithstanding the foregoing, Manager shall not be deemed an Affiliate of the Operating Partnership or any of its Affiliates, and the Owner Entities shall be deemed to be Affiliates (x) prior to the Closing, of Owners, and (y) on and after the Closing, of Operating Partnership.

      "Agreement" shall mean this Combined Contribution and Purchase and Sale Agreement (including all exhibits, schedules and other attachments) as amended, restated, supplemented or otherwise modified from time to time.

      "Applicable Laws" shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority or of any insurance boards of underwriters (or other body exercising similar functions), or any restrictive covenants or deed restrictions affecting the Acquired Assets or the Property or the ownership, operation, use, maintenance or condition thereof.

      "Arrangements with Affiliates" shall have the meaning set forth in Section 3.2(g) of this Agreement.

      "Assignment Agreements" shall mean one or more assignment agreements in substantially the form attached to this Agreement as Exhibit H whereby each Partnership that owns any Acquired Property assigns its Contracts to Operating Partnership or its designee(s).

      "Assignments of Ground Lease" shall mean one or more assignments of ground leases in substantially the form attached to this Agreement as Exhibit I conveying each Ground Leasehold Estate constituting a part of any Acquired Property to Operating Partnership or its designee(s).

      "Authorizations" shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or office, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of any Property or any part thereof.

      "B Units" shall mean the "Class B Common Partnership Units," as defined and having the rights, privileges, qualifications, limitations and other characteristics set forth in the Operating Partnership Agreement, to be issued by Operating Partnership pursuant to this Agreement to Messrs. M. Bennett and A. Bennett in the amounts set forth on Exhibit D, as such amounts shall be decreased for Messrs. M. Bennett and A. Bennett by the same amount as the amount by which their respective Common Units will be increased to ensure each such individual is issued the Maximum Number of Common Units (and no more), which calculation shall be made as of the Closing Date.

      "Beneficial Owners" shall mean the beneficial owners of Units set forth on Exhibit D.

      "Beneficial Owners Agreement" shall mean the Beneficial Owners Agreement in the form of Exhibit E.

      "Beverage Lease" shall mean those certain lease agreements described on Exhibit F.

      "Bills of Sale" shall mean one or more bills of sale in substantially the form attached to this Agreement as Exhibit G conveying the Personal Property comprising any Acquired Property to Operating Partnership or its designee(s).

      "Breach" shall have the meaning set forth in Section 9.3(b)(ii).

      "Built-in-Gain" means, with respect to any of the Contributed Properties and any Beneficial Owner or its Protected Transferees, the amount of gain that would be allocated to such Beneficial Owner or Protected Transferee under
Section 704(c) of the Code if such property were disposed of in a Taxable Event as reduced by any applicable adjustment to the tax basis of the such property with respect to such Beneficial Owner or any of its Protected Transferees as a result of an election pursuant to Section 754 of the Code.

      "Business Day" means any day other than Saturday, Sunday or a day on which banks in New York City are required to be closed.

      "Cap" shall have the meaning set forth in Section 9.3(c) of this Agreement.

      "CCR Estoppel" shall have the meaning set forth in Section 5.1(h) of this Agreement.

      "Closing" shall mean the Closing of the Transactions and shall be deemed to occur on the Closing Date.

      "Closing Date" shall mean the date on which the Closing occurs.

      "Code" shall have the meaning set forth in Section 11.1(c) of this Agreement.

      "Combined Current Assets" shall mean, as of any date of determination, those assets of the Partnerships classified as "current assets" under GAAP.

      "Combined Current Liabilities" shall mean, as of any date of determination, those Liabilities of the Partnerships classified as "current liabilities" under GAAP.

      "Combined Working Capital" shall mean, as of any date of determination, the amount of Combined Current Assets minus the amount of Combined Current Liabilities.

      "Commitment" means with respect to any Person (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interest it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of such Person or owned by such Person; (c) statutory pre-emptive rights or pre-emptive rights granted under such Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to such Person.

      "Common Stock" means Company's common stock, $0.01 par value.

      "Common Units" shall mean the "Common Partnership Units," as defined and having the rights, privileges, qualifications, limitations and other characteristics set forth in the Operating Partnership Agreement, to be issued by Operating Partnership pursuant to this Agreement to each Beneficial Owner in the amounts set forth on Exhibit D, as such amounts shall be increased for Messrs. M. Bennett and A. Bennett by the same amount as the amount by which their respective B Units will be decreased to ensure each such individual is issued the Maximum Number of Common Units (and no more), which calculation shall be made as of the Closing Date.

      "Company" shall have the meaning set forth in the preamble.

      "Company Financial Statements" shall have the meaning set forth in Section 4.6(b) of this Agreement.

      "Company Indemnified Parties" shall have the meaning set forth in Section 9.1(a).

      "Company Parties" means each of (i) Company, (ii) Operating Partnership, and (iii) each Affiliate of Company and Operating Partnership which is a party to any Transaction Document.

      "Company Possession Current Assets" means, as of any date of determination, all Combined Current Assets constituting Inventory, cash, deposits with servicers, any prepaid expenses, all petty cash funds attributable to any Property (whether in the possession of a Partnership, the Manager or another Person) and the so-called "guest ledger" (as mutually approved by Operating Partnership and Owners) for the Properties of guest accounts receivable payable to the Properties as of the check out time for the Properties on the Closing Date (based on guests and customers then using the Properties) both (1) in occupancy from the preceding night through check out time the morning of the Closing Date, and (2) previously in occupancy prior to check out time on the Closing Date, exclusive of the Working Capital Distribution.

      "Company Possession Current Liabilities" means, as of any date of determination, all Combined Current Liabilities attributable to all real and personal property taxes and rents under Ground Leases, advance deposits, security deposits and debt service under the Loans and the Mezzanine Loan.

      "Company SEC Reports" shall have the meaning set forth in Section 4.6(a) of this Agreement.

      "Consideration" means the Contribution Consideration and/or the Sale Consideration.

      "Contracts" shall mean the contracts and agreements relating to the use and operation of each Property, including, without limitation, (i) the Operating Agreements, Leased Property Agreements, Off-Site Facility Agreements, Occupancy Agreements, Beverage Leases and (ii) all such similar contracts entered into, if any, from time to time after the Effective Date and prior to the Closing Date in accordance with this Agreement.

      "Contributed Properties" means the Contribution Assets and/or any of the Properties owned by the Partnerships whose Equity Interests were contributed to Operating Partnership as part of the Contribution Assets.

      "Contribution Assets" means the Acquired Equity Interests scheduled and so designated on Exhibit B, to be transferred as part of the Contribution Transaction.

      "Contribution Consideration" means the Units and cash (constituting reimbursement of pre-formation expenditures in accordance with U.S. Treasury Regulation Section 1.707-5) described on Exhibit A and A-1.

      "Contribution Transaction" has the meaning set forth in Recital C.

      "Covenants, Conditions and Restrictions" shall mean those covenants, conditions and/or restrictions binding, restricting or benefiting the Real Property or Ground Leased Land which are set forth in the Title Commitment.

      "Deed" shall mean one more special warranty deeds in substantially the form attached to this Agreement as Exhibit X conveying fee title to the Acquired Properties not constituting Ground Leasehold Estates from the applicable Partnership to Operating Partnership (or its designee(s)), and subject only to Permitted Exceptions. If there is any difference between the description of such Lands, as shown on Exhibit Y and the description of such Lands as shown on the Survey, Owners shall cause the applicable Partnership to execute and deliver, in addition to the Deed, a quitclaim deed based on the description in the Survey.

      "Deposit" shall mean all amounts deposited from time to time with Escrow Agent by Company pursuant to Section 2.4 of this Agreement, plus all interest or other earnings that may accrue thereon.

      "Designated Properties" shall mean the Properties designated as such on Exhibit C-2.

      "Disposition" means any sale, assignment, pledge, encumbrance, hypothecation, mortgage, exchange, or any swap agreement or other arrangement that transfers all or a portion of the economic consequences associated with the Units of a Beneficial Owner or its Protected Transferees.

      "Effective Date" shall have the meaning set forth in Section 12.18(f) of this Agreement.

      "Encumbrance" means any order, security interest, lien, pledge, title retention arrangement, option, contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

      "Environmental Damages" shall mean all claims, judgments, damages, losses, penalties, fines, Liabilities (including, without limitation, punitive damages and strict liability), Encumbrances, costs and expenses of investigation and defense of any claim, whether or not such is ultimately defeated, and of any settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, including, without limitation, attorneys' fees and disbursements and consultants' fees, any of which arise as a result of the existence of Hazardous Materials upon, about or beneath the Real Property or Ground Leased Land or migrating or threatening to migrate from the Real Property or Ground Leased Land, or as a result of the existence of a violation of Environmental Requirements pertaining to the Real Property or Ground Leased Land.

      "Environmental Reports" means those environmental reports, studies or tests relating to the Properties which are listed on Exhibit Z hereto.

      "Environmental Requirements" shall mean (i) all applicable statutes, regulations, rules, policies, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, and similar items, of all Governmental Authorities, and (ii) all judicial, administrative and regulatory decrees, judgments and orders, in each case of (i) and (ii) relating to the protection of human health or the environment from Hazardous Materials, including, without limitation: (a) all requirements thereof, including, without limitation, those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; and (b) all requirements pertaining to the protection of the health and safety of employees or the public from Hazardous Materials.

      "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

      "Escrow Agent" shall mean Chicago Title Insurance Company, 711 Third Avenue, 5th Floor, New York, New York 10017, Attn: Sie Cheung.

      "Estimated Combined Working Capital" shall have the meaning set forth in
Section 7.6(a) of this Agreement.

      "Exchange Act" shall have the meaning set forth in Section 4.6(a) of this Agreement.

      "Exclusivity Period" shall have the meaning set forth in Section 6.6 of this Agreement.

      "Final Combined Working Capital" shall have the meaning set forth in
Section 7.6(b) of this Agreement.

      "Financial Information" shall mean the financial information defined as such in Section 3.2(e) of this Agreement.

      "FIRPTA Certificate" shall mean an affidavit under Section 1445 of the Code certifying that the applicable Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and regulations promulgated thereunder), in form and substance satisfactory to Company.

      "Franchise Agreement" shall mean the existing Franchise Agreements for each of the Hotels listed on Exhibit J.

      "Franchisor" shall mean each Franchisor that is a party to any Franchise Agreement with respect to a Hotel.

      "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

      "Governmental Authority" shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, officer or instrumentality, foreign or domestic, or any of them.

      "Ground Leased Land" shall mean the Land subject to the Ground Leases, more particularly on Exhibit Y attached to this Agreement.

      "Ground Leasehold Estate" shall mean the leasehold estate created by the Ground Lease in the applicable Property.

      "Ground Leases" shall mean those certain ground leases and all amendments thereto more particularly described on Exhibit L attached to this Agreement.

      "Ground Lessor" shall mean the current landlord under any Ground Lease.

      "Ground Lessor Consent" shall have the meaning set forth in Section 5.1(r) of this Agreement.

      "Ground Lessor Estoppel" shall have the meaning set forth in Section 5.1(r) of this Agreement.

      "Guaranty" shall mean the guaranty in substantially the form attached to this Agreement as Exhibit M guaranteeing payment and performance of the surviving obligations of Owners under this Agreement to be executed by either
(i) Fisher 6R Hotels Associates, a Delaware general partnership whose partners include Arnold Fisher, Richard L. Fisher, Kenneth Fisher, Steven Fisher and Emily Landau or (ii), subject to the approval of the Operating Partnership, two or more of the Beneficial Owners (as they may determine among themselves) acceptable to the Operating Partnership, in which case the guaranties shall be several (as opposed to joint and several).

      "Hazardous Materials" shall mean any chemical substance: (i) which is or becomes defined as a "hazardous substance," "hazardous waste," "hazardous material," "pollutant," "contaminant," or "toxic," "explosive," "corrosive," "flammable," "infectious," "radioactive," "carcinogenic," or "mutagenic" material under any law, regulation, rule, order, or other authority of the federal, state or local governments, or any agency, department, commission, board, or instrumentality thereof, regarding the protection of human health or the environment from such chemical substances including, but not limited to, the following federal laws and their amendments, analogous state and local laws, and any regulations promulgated thereunder: the Clean Air Act, the Clean Water Act, the Oil Pollution Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1986, the Emergency Planning and Community Right to Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Toxic Substances Control Act, including, without limitation, asbestos and gasoline and other petroleum products (including crude oil or any fraction thereof); (ii) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; (iii) without limitation, which contains drinking biphenyls or asbestos or asbestos-containing materials or urea formaldehyde foam insulation; or (iv) without limitation, radon gas.

      "Hotel" means the hotel that is being operated at each of the Properties.

      "Indemnified Party" shall have the meaning set forth in Section 9.4(a) of this Agreement.

      "Indemnifying Party" shall have the meaning set forth in Section 9.4(a) of this Agreement.

      "Insurance Policies" shall mean all policies of insurance maintained by or on behalf of the Partnerships or their Affiliates pertaining to the Properties, their operations and businesses, or any part thereof.

      "Interest Assignment Agreements" shall mean one or more assignment agreements in substantially the form attached to this Agreement as Exhibit N transferring and assigning to the Operating Partnership or its designee(s) all right title and interest in and to the Acquired Equity Interests.

      "Inventory" shall mean all inventories of food and beverage and unused reserve stock (including in-use operating supplies) of linens, towels, paper goods, soaps, cleaning supplies, china, glassware, silverware and miscellaneous guest supplies, engineering cleaning supplies and the like located at or used in connection with a Property or recorded in the books and records of the Partnerships.

      "knowledge" or "known" (including similar concepts) shall mean (1) with respect to Owners, the actual knowledge of Martin L. Edelman and Sam Rosenberg following an inquiry of Manager, such inquiry shall include the direction by Owners to Manager to review all files in its possession relating to the operation, ownership, maintenance and management of the Properties and the Acquired Companies and (2) with respect to Company, the actual knowledge of David A. Brooks, David Kimichik and Montgomery Bennett. For purposes of this Agreement, Owner shall be deemed to have knowledge of a particular fact or circumstance disclosed in the Company SEC Reports. Company shall be deemed to have knowledge of particular fact or circumstance disclosed in the Submission Matters. Except to the extent otherwise expressly provided in the immediately preceding sentences, no investigation, audit, inspection, review or the like conducted by or on behalf of a Party shall be deemed to terminate the effect of any representations, warranties and covenants contained in this Agreement, it being understood that such other Party has the right to rely thereon and that each such representation and warranty constitutes a material inducement to such other Party to execute this Agreement and to consummate the Transactions.

      "Land" shall mean those certain parcels of real estate and Ground Leased Land more particularly described on Exhibit Y attached to this Agreement, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired (collectively, the "Lands").

      "Leased Property" shall mean all leased items of Personal Property.

      "Leased Property Agreements" shall mean the lease agreements pertaining to the Leased Property as listed on Exhibit AA.

      "Lender" shall mean a current holder of a Loan.

      "Lender Consent" shall have the meaning set forth in Section 5.1(o) of this Agreement.

      "Lender Estoppel" shall have the meaning set forth in Section 5.1(o) of this Agreement.

      "Liability" shall mean any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

      "Lismore" shall mean Lismore Associates, L.P.

      "Loan Documents" means the instruments, agreements and other documents evidencing and/or securing the Loans and/or the Mezzanine Loan.

      "Loans" has the meaning set forth in Section 3.3(b) of this Agreement (and does not include the Mezzanine Loan).

      "look-through entity" shall have the meaning set forth in Section 6.11(g) of this Agreement.

      "Losses" shall have the meaning set forth in Section 9.1(a) of this Agreement.

      "Management Agreements" shall mean the existing management agreements with respect to the Properties, and all leasing agreements relating to the Office Building, in each case, set forth on Exhibit Q.

      "Manager" means the current manager under the Management Agreements.

      "Master Corp." means FGSB Master Corp, a Delaware corporation.

      "Master LLC" means FGSB Master LLC, a Delaware limited liability company.

      "Maximum Number of Common Units" shall mean that number of Common Units convertible into the number of shares of Common Stock equal to 1% of the total number of shares of Common Stock of Company issued and outstanding immediately prior to the issuance of the Units pursuant to this Agreement, calculated in accordance with Section 312 of the NYSE Rules.

      "Mezzanine Loan" shall have the meaning set forth in Section 2.3.

      "NASD" means the National Association of Securities Dealers.

      "Net Working Capital" means the Combined Working Capital at the Closing Date, minus the Working Capital Distribution.

      "NYSE" shall mean the New York Stock Exchange.

      "Objections" shall have the meaning set forth in Section 2.5(d).

      "Occupancy Agreements" shall mean all leases, concession or occupancy agreements in effect with respect to a Property under which any tenants (other than Hotel guests) or concessionaires occupy space upon the Property.

      "Office Building" means the office building constituting a portion of the Property, which building is located on the Land owned by Palm Beach Florida Hotel and Office Building Limited Partnership, a Delaware limited partnership.

      "Off-Site Facility Agreements" shall mean any easements, leases, contracts and agreements pertaining to facilities not located on a Property but which are necessary, beneficial or related to the operation of a Property, including, without limitation, use agreements for local golf courses, parking contracts or leases, garage contracts or leases, skybridge easements, tunnel easements, utility easements, and storm water management agreements.

      "Off-Site Facility Estoppel" shall have the meaning set forth in Section 5.1(h) of this Agreement.

      "Operating Agreements" shall mean all service, supply and maintenance contracts, if any, in effect with respect to a Property and all other contracts (other than the Occupancy Agreements, Management Agreements, Leased Property Agreements Off-Site Facility Agreements and Beverage Leases) that affect the Property or are otherwise related to the construction, ownership, operation, occupancy or maintenance of the Property.

      "Operating Lessee" shall mean Ashford TRS Corporation, a Delaware corporation, or its designee(s).

      "Operating Partnership" shall have the meaning set forth in the preamble.

      "Operating Partnership Agreement" shall mean the Second Amended and Restated Agreement of Limited Partnership of Operating Partnership, dated as of April 6, 2004 (as subsequently amended September 2, 2004 and September 27, 2004), as amended after the date of this Agreement by the Operating Partnership Amendment.

      "Operating Partnership Amendment" shall have the meaning set forth in
Section 6.14 of this Agreement.

      "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

      "Outside Date" shall have the meaning set forth in Section 10.1(g) of this Agreement.

      "Owner" and "Owners" shall have the meaning as provided in the preamble to this Agreement.

      "Owner Entities" means the partnerships, limited liability companies and corporations listed on Exhibit B, which are owned by Owners, directly or indirectly. The Owner Entities are the issuers of the Acquired Equity Interests.

      "Owner Estoppel" means, with respect to any matter to be covered by an estoppel certificate from a third party, including an Off-Site Facility Estoppel, a CCR Estoppel and a Tenant Estoppel, but not a Lender Estoppel or a Ground Lessor Estoppel, an estoppel from Owners with respect to such matter. The statements in any such Owner Estoppels shall be deemed to be representations and warranties with respect to such matters and shall survive until the earlier of
(i) eighteen (18) months after the Closing or (ii) the delivery of the applicable Off-Site Facility Estoppel, Tenant Estoppel or CCR Estoppel from the Person that the Owner Estoppel was intended to replace.

      "Owner Indemnified Parties" shall have the meaning set forth in Section 9.2(a) of this Agreement.

      "Owner Party" means each of (i) Owners and (ii) each Affiliate of Owners which is a party to any Transaction Document.

      "Owner Possession Current Assets" means, as of any date of determination, all Combined Current Assets other than Company Possession Current Assets.

      "Owner Possession Current Liabilities" means, as of any determination date, all Combined Current Liabilities other than Company Possession Current Liabilities.

      "Owner's Title Policies" shall mean owner's policies of title insurance issued to the owner of each Real Property following consummation of the Transactions by the Title Company, pursuant to which the Title Company insures such owner's ownership of fee simple or Ground Leasehold Estate, as applicable, title to each Property (if obtainable under local jurisdiction requirements, including the marketability thereof) subject only to Permitted Exceptions. The Owner's Title Policy with respect to each Property shall insure the owner thereof, in the amount determined by Operating Partnership, and shall be acceptable in form and substance to Operating Partnership. Operating Partnership may require such deletions of standard exceptions and such title endorsements as are legally available and customarily required by institutional investors purchasing property comparable to such Property in the State where such Property is situated. The description of the Land or Ground Leased Land in each Owner's Title Policy shall be by courses and distances or by reference to a legal, subdivided lot and shall be identical to the description shown on the Survey.

      "Partnership" shall mean each limited partnership listed on Exhibit C-1 which owns record title to a portion of the Properties.

      "Party" shall have the meaning set forth in the preamble.

      "Permitted Exceptions" shall mean the liens and security interests securing the Loans and the Mezzanine Loan, Ground Leases, Occupancy Agreements, Leased Property Agreements and those exceptions to title to the Property that are satisfactory or deemed satisfactory to Operating Partnership pursuant to
Section 2.5 of this Agreement.

      "Person" shall mean any individual or entity, including any partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, or a Governmental Authority.

      "Personal Property" shall mean, other than the Contracts, (i) all personal property located on or used or useful in the operation of the Real Property (other than such personal property owned by the Manager), (ii) all personal property set forth on the books and records of the Partnerships and (iii) such additional personal property, if any, acquired by the Partnerships from time to time after the Effective Date and prior to the Closing Date in accordance with this Agreement, and in the case of each (i), (ii) and (iii) above, including, without limitation, (x) all items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, Inventory and other personal property of every kind and nature (including cash-on-hand and petty cash funds) located on or used or useful in the operation of each Property, including, without limitation, any interest as lessee with respect to any such tangible personal property including, without limitation, Leased Property, and each Property's allocable share of Net Working Capital as of the Closing Date, and
(y) all intangible personal property (excluding Contracts) recorded in the books and records of the Partnerships or used in connection with the ownership, operation, leasing, occupancy or maintenance of a Property, including, without limitation, (1) the Authorizations, (2) telephone numbers, TWX numbers, post office boxes, Warranties and Guaranties, signage rights, utility and development rights and privileges, general intangibles, business records, site plans, surveys, environmental and other physical reports, plans and specifications pertaining to the Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, and (4) all websites and domains used for the Properties, including access to the FTP files of the websites to obtain website information and content pertaining to the Property.

      "PIPs" shall mean any property improvement plan requirements imposed by Franchisors in connection with the Transactions.

      "Pledge Agreement" shall mean the Pledge Agreements in the form of Exhibit R.

      "Post-Signing Breaches" shall have the meaning set forth in Section 9.3(b)(ii) of this Agreement.

      "Power of Attorney and Limited Partner Signature Page" shall mean a limited partner signature page in the form of Exhibit S.

      "Pre-Closing Ordinary Obligations" shall mean, to the extent arising on a regular or recurring basis in the ordinary course of business in connection with day-to-day operations, all Liabilities and other obligations relating to the ownership or operation of the Acquired Assets, Properties and Owner Entities prior to the Closing Date and any Liabilities thereof or relating thereto and arising, occurring, relating or otherwise attributable to the period prior to the Closing Date (including, without limitation, trade payables; interest; amounts payable for sales; gross receipts; hotel occupancy; ad valorem; property; withholding and other similar taxes; other operational accruals of Current Liabilities of the type disclosed in the Schedules of Combined Working Capital; and any expenditures made for capital improvements at the Properties ). Pre-Closing Ordinary Obligations shall not include Pre-Closing Income Tax Obligations.

      "Pre-Closing Income Tax Obligations" shall mean all federal or state income, franchise or similar taxes arising, occurring, relating or otherwise attributable to the period prior to the Closing.

      "Pre-Closing Unscheduled Extraordinary Litigation" means any litigation, lawsuit or proceeding filed against any of the Owner Entities or to which any Acquired Property is subject with respect to any specific single (or series of) facts, circumstances or conditions arising, occurring, relating or otherwise attributable to the period prior to the Closing, to the extent not covered by insurance proceeds (which insurance proceeds Operating Partnership agrees to pursue), other than with respect to such facts, circumstances or conditions constituting Pre-Closing Ordinary Obligations, and specifically excluding the Scheduled Litigation.

      "Pre-Signing Breaches" shall have the meaning set forth in Section 9.3(b)(ii) of this Agreement.

      "Property" or "Properties" shall mean, collectively, the Real Property, the Personal Property and the Contracts.

      "Prospective Subscriber Questionnaire" shall mean the Prospective Subscriber Questionnaire in the form of Exhibit T.

      "Protected Disposition" means a Disposition to (i) any Person that directly, or indirectly through an interest in one or more intervening entities, on the date hereof is a beneficiary, partner, member or shareholder of a Beneficial Owner, (ii) a member of the immediate family of a Person described in clause (i), (iii) a partnership, limited liability company, corporation or other entity all of the interests in which are held, directly or indirectly, through an interest in one or more intervening entities, by one or more Persons described in clauses (i) or (ii), or (iv) any Person receiving Units in a Disposition that does not result in the recognition of gain for federal income tax purposes by the Transferor or Transferee.

      "Protected Period" means, as to each Beneficial Owner as of the Closing Date, and its Protected Transferees, the period commencing on the Closing Date and ending on the earlier of (i) the seventh anniversary of the Closing Date or
(ii) as to such Beneficial Owner and its Protected Transferees, the first date that the Unit Sales Limitation is not satisfied.

      "Protected Transferee" means any Person who acquires Units pursuant to a Protected Disposition.

      "Real Property" shall mean, collectively, the Land and all buildings, structures, improvements, fixtures and other items of real estate located on the Land (including, without limitation, the Hotels and the Office Building) or to the extent any of the following is subject to a Ground Lease, the Ground Leasehold Estates.

      "Registration Rights Agreement" shall mean a Registration Rights Agreement in the form of Exhibit U.

      "Related Party" shall mean each Beneficial Owner who is designated as a Related Party on Exhibit D (collectively, the "Related Parties").

      "Required Consents" shall mean the Lender Consents and the Ground Lessor Consents identified in Section 5.1 of this Agreement, which are required for the consummation of the Transactions.

      "Restructuring" shall mean certain transfers and distributions of Equity Interests discussed among Operating Partnership and Owners to be undertaken by the Owner Parties prior to Closing.

      "Sale Assets" means the Acquired Equity Interests scheduled and so designated on Exhibit B and the Acquired Properties to be transferred as part of the Sale Transaction.

      "Sale Consideration" means the cash and the allocable amount of the Loans and the Mezzanine Loan described on Exhibit A.

      "Sale Transaction" shall have the meaning set forth in Recital B.

      "SEC" shall have the meaning set forth in Section 4.6(a) of this Agreement.

      "Securities Act" shall have the meaning set forth in Section 4.6(a) of this Agreement.

      "Schedule of Combining Working Capital" shall have the meaning set forth in Section 3.1(f).

      "Scheduled Litigation" shall mean the litigation designated as such on
Schedule 3.3(j).

      "Submission Matters" shall mean all items delivered to Operating Partnership by Owners prior to the Effective Date as set forth on Schedule 4.11.

      "Surveys" shall mean surveys of each parcel of Land and Ground Leased Land and all buildings, improvements, fixtures and other related items located on the Lands and Ground Leased Land, prepared by surveyors licensed to practice as such in the State where such Land and Ground Leased Land is located and reasonably acceptable to Company, bearing a date not earlier than thirty (30) days from the date of its delivery, containing the certificate in the form of Exhibit W, and conforming to the requirements set forth in such certificate.

      "Taxable Event" shall have the meaning set forth in Section 11.1(a) of this Agreement.

      "Taxable Event Payment" shall have the meaning set forth in Section 11.1(a) of this Agreement.

      "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, service, service use, ad valorem, transfer, franchise, profits, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, real and personal property, gift, windfall profits or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign).

      "Tenant Estoppels" shall have the meaning set forth in Section 5.1(j) of the Agreement.

      "Third Party Claim" has the meaning given such term in Section 9.4(a) of this Agreement.

      "Threshold" has the meaning set forth in Section 9.3(c) of this Agreement.

      "Title Commitments" shall mean one or more title insurance commitments issued by the Title Company covering each parcel of Real Property and Ground Leased Land, binding the Title Company to issue its 1990 Form ALTA Owner's Policy of Title Insurance (without a creditors' rights exception), in form approved for use in the state where such Real Property and Ground Leased Land is located in favor of Operating Partnership or its subsidiaries, showing title to be held currently by the Partnership in a good, marketable and insurable condition, together with legible copies of all documents identified in such title insurance commitment as exceptions to title certified as true and complete by the Title Company.

      "Title Company" shall mean Escrow Agent on behalf of Chicago Title Insurance Company or other title insurance underwriter selected by Company.

      "Title Review Period" has the meaning set forth in Section 2.5(d).

      "Transaction Documents" means this Agreement and all other agreements, documents, certificates or instruments to be executed and delivered at the Closing in connection with the Transactions.

      "Transactions" means the Sale Transaction and the Contribution Transaction and all related activities described herein.

      "Transferee" shall mean each Owner, Beneficial Owner, Protected Transferee and any transferee thereof who receives any Units as issued pursuant to Section
2.2 of this Agreement and any transferee of Units in compliance with Article IX of the Operating Partnership Agreement, the Operating Partnership Amendment or the Beneficial Owners Agreement.

      "Transferor" shall mean a Person holding record title to an Acquired Asset prior to the Closing Date as set forth on Exhibit A-1.

      "UCC Reports" shall mean Tax, judgment, litigation, bankruptcy and UCC 1 financing statement reports of searches of the Uniform Commercial Code records for each Transferor and Owner Entities, including the Partnerships of both the county and State in which the Real Property is located and the state of such Person's formation.

      "Unit Sale Limitation" means as to any Beneficial Owner or any of its Protected Transferees, the Beneficial Owner and each of its Protected Transferees shall have satisfied this requirement with respect to a period if at the end of such period, aggregate Dispositions' by the Beneficial Owner and its Protected Transferees of Units received pursuant to this Agreement have not caused the aggregate Units then owned by the Beneficial Owner and its Protected Transferees to be less than 10% of the aggregate Units issued to the Beneficial Owner pursuant to this Agreement.

      "Units" shall mean Common Units and B Units in an aggregate amount of 4,994,150 Units, which number of units generally represents the Unit portion of the Contribution Consideration with an aggregate value of $50,291,094 divided by $10.07, the average trading price of the Common Stock for the 20 trading day period ending on (and including) December 15, 2004.

      "Warranties and Guaranties" shall mean all warranties and guaranties relating to all any buildings, improvements, fixtures and other related items located on the Lands and Ground Leased Land or any of the Personal Property.

      "Working Capital Distribution" shall have the meaning set forth in Section 7.6(d).

                                   ARTICLE II
                     CONTRIBUTIONS AND PURCHASES AND SALES;
                    DEPOSIT; ASSUMPTION OF DEBT; STUDY PERIOD

      2.1 Sale Transaction. Owners agree to sell, transfer, assign and convey, or cause to be sold, transferred, assigned and conveyed, to the Company Parties designated by Company, the Sale Assets, and Operating Partnership agrees to pay to Owners, in consideration therefor, the cash portion of the Sale Consideration and to accept the Sale Assets subject to the Loans and the Mezzanine Loan, all in accordance with and subject to the other terms and conditions set forth in this Agreement. Owners will be responsible for allocating and distributing the Sale Consideration among the Owners and Beneficial Owners as set forth in this
Section 2.1 and Operating Partnership shall have no liability or responsibility for such allocations and distributions.

      2.2 Contribution Transaction.

            (a) Owners agree to contribute or cause to be contributed to the Operating Partnership the Contribution Assets, and the Operating Partnership agrees to deliver to the Owners the Contribution Consideration, all in accordance with and subject to the other terms and conditions set forth in this Agreement. The contribution of the Contribution Assets in exchange for the Contribution Consideration is intended by the Parties to constitute a tax-free partnership contribution pursuant to Section 721 of the Code.

            (b) The number of Units comprising the Contribution Consideration will be issued (at the request of Owners in order to avoid the necessity of registering such Units in the name of the Beneficial Owners on the transfer of such Units from Owners to Beneficial Owners) directly to the Beneficial Owners (or any Protected Transferee designated by a Beneficial Owner on or before the Closing Date) in the respective percentages listed and amounts set forth on Exhibit A-1. Owners will be responsible for the allocations of the Contribution Consideration among the Owners and Beneficial Owners as set forth in this
Section 2.2 and Operating Partnership shall have no liability or responsibility for such allocations made on Exhibit D, except to execute the Operating Partnership Amendment evidencing the issuance of Units consistent with the term of this Agreement.

            (c) If (i) Company changes (or establishes a record date for changing after the Closing Date) the number of shares of Company Common Stock issued and outstanding prior to the Closing Date by way of a stock split, stock dividend, recapitalization or similar transaction, or (ii) the Operating Partnership changes (or establishes a record date for changing after the Closing
Date) the number of Units of the Operating Partnership issued and outstanding prior to the Closing Date by way of Unit split, Unit dividend, recapitalization or similar transaction, the number of units comprising the Units and the per share prices referenced in Section 5.2(c) shall be proportionately adjusted, as applicable, to reflect such transaction.

            (d) Each Beneficial Owner and any Transferee (and any Protected Transferee designated by a Beneficial Owner on or after the Closing Date) must be an "accredited investor" within the meaning of Rule 501 of the Securities Act and must execute and deliver a Prospective Subscriber Questionnaire as provided in Section 6.10, a Power of Attorney and Limited Partner Signature Page, a Beneficial Owners Agreement and a Pledge Agreement. No Person that is a Related Party may receive more than the Maximum Number of Common Units. No fractional Units shall be issued, and cash shall be issued in lieu of fractional Units.

      2.3 Assumption of Mezzanine Loan. At Closing, Operating Partnership shall assume the borrower's obligations under that certain $15,000,000 mezzanine loan made by Capital Trust, Inc., which is secured by a security interest in certain of the Acquired Equity Interests (the "Mezzanine Loan"). Operating Partnership shall be responsible for obtaining the consent of the holder of the Mezzanine Loan to its assumption and to the release of all Owner Parties currently liable therefor. In the event that Operating Partnership is unable to obtain the foregoing consent at or prior to the Closing hereunder, Operating Partnership agrees to prepay the Mezzanine Loan in full at the Closing. Operating Partnership shall pay the outstanding principal balance, accrued interest and any prepayment penalties or other fees due under the applicable loan documents as a result of such prepayment, but all other costs incurred in connection with the repayment of the

Mezzanine Loan, including the lender's legal fees and other expenses, shall be paid one-half by Owners and one-half by Operating Partnership.

      2.4 Deposit. Within one Business Day following the Effective Date, Operating Partnership shall deliver to Escrow Agent a wire transfer of immediately available funds in the amount of Two Million and No/100 Dollars ($2,000,000.00) (the "Deposit"), the proceeds of which wire transfer Escrow Agent shall deposit and invest in an interest bearing account at a financial institution acceptable to Operating Partnership or as otherwise agreed to in writing by Owners and Operating Partnership. All cash Deposits shall be invested by Escrow Agent in a commercial bank or banks acceptable to Operating Partnership at money market rates, or in such other investments as shall be approved in writing by Owners and Operating Partnership. The Deposit shall be held and disbursed by Escrow Agent in strict accordance with the terms and provisions of this Agreement. Interest on the Deposit shall become part of the Deposit. The Deposit shall be either (a) delivered to Owners and applied at the Closing against the Sale Consideration, (b) returned to Operating Partnership pursuant to this Agreement, or (c) paid to Owners pursuant to this Agreement. For purposes of reporting earned interest with respect to the Deposit, Operating Partnership's Federal Tax Identification Number is 20-0110897, and Owners' Federal Tax Identification Numbers are set forth on Schedule 2.4.

      2.5 Title and Survey Review Period.

            (a) During the term of this Agreement, Operating Partnership shall have the right to enter upon any Property upon one (1) business day notice to Owners and to perform, at Operating Partnership's expense, such economic, surveying, engineering, topographic, environmental, marketing and other tests, studies and investigations as Operating Partnership may deem appropriate.

            (b) During the term of this Agreement, Owners shall make available to Operating Partnership, its agents, auditors, engineers, attorneys, potential lessees and other designees, for inspection and/or copying, originals or copies of any existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and reviews, books, records, tax returns, bank statements, financial statements, advance reservations and room bookings and function bookings, rate schedules and other materials or information relating to the Properties which are in, or come into, Partnership's or Manager's possession or control or are otherwise reasonably available to Partnership or Manager, as requested by Operating Partnership. Without waiving any rights under Section 3.3(q), Operating Partnership acknowledges that it has previously received the Submission Matters.

            (c) Operating Partnership shall indemnify and defend Owners and the Partnerships against any loss, damage or claim for personal injury or property damage arising from the negligent or willful acts upon the Properties by Operating Partnership or any agents, contractors or employees of Operating Partnership. Operating Partnership, at its own expense, shall restore any damage to the Properties caused by any of the tests or studies made by Operating Partnership. This provision shall survive any termination of this Agreement and the Closing.

            (d) Within 15 business days after receipt of the last of the Title Commitments, Surveys and UCC Reports (the "Title Review Period"), Operating Partnership shall notify Owners of any matters shown on the Surveys or identified in the Title Commitments or the UCC Reports that Operating Partnership is unwilling to accept (collectively, "Objections"). Except with respect to any Encumbrance on any portion of the Acquired Equity Interest (other than the security interest securing the Mezzanine Loan), Owners shall not be obligated to incur any expenses to cure, remove or discharge, any Objections unless Owners agree to cure, remove or discharge such Objections as hereinafter provided. Owners shall notify Operating Partnership within ten (10) days after receipt of notice of Objections whether Owners agree to cure, remove or discharge such Objections. If Owners notify Operating Partnership in writing within such ten (10) day period that Owners agree to cure, remove or discharge such Objections, Owners shall correct such Objections on or before the Closing Date to the reasonable satisfaction of Operating Partnership. If Owners do not notify Operating Partnership within such ten (10) day period of Owners' agreement to cure, remove or discharge such Objections, Owners shall be deemed to have elected not to cure, remove or discharge such Objections, and Operating Partnership shall elect either (1) to waive such Objections without any abatement in the Consideration Value, or (2) to terminate this Agreement, in which case the Deposit shall be promptly returned to Operating Partnership and the Parties shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement. Owners shall not, after the Effective Date, intentionally subject the Acquired Assets or the Property to or cause to be filed or recorded against any of the Acquired Assets or any Property any Encumbrance or seek any zoning changes with respect to any of the Properties or take any other action which may affect or modify the status of title without Operating Partnership's prior written consent. All title matters revealed by the Title Commitments, UCC Reports and Surveys and not objected to or waived by Operating Partnership as provided above (other than any Encumbrance on any of the Acquired Equity Interests, except for the security interests securing the Mezzanine Loan) shall be deemed Permitted Exceptions. Notwithstanding the foregoing, Operating Partnership shall not be required to take title to any Property (directly or indirectly) subject to any Encumbrance which may arise subsequent to the effective date of the Title Commitments, UCC Reports and Surveys examined by Operating Partnership during the Title Review Period. With respect to any affidavit or indemnity given by an Owner Party pursuant to Section 7.2(g) below with respect to unfiled mechanics or materialmen's liens, any costs subsequently incurred by such Owner Party with respect to the matters covered by such affidavit or indemnity shall be reimbursed by the Operating Partnership promptly on demand.

                                  ARTICLE III
                     OWNERS' REPRESENTATIONS AND WARRANTIES

      To induce Company and Operating Partnership to enter into this Agreement and to consummate the Transactions, each Owner makes the following representations and warranties:

      3.1 Representations and Warranties Concerning the Transactions.

            (a) Organization and Power. Each Owner Party is duly organized, validly existing and in good standing under the laws of the state in which it was organized, has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted, and is duly qualified and in good standing in each jurisdiction where such qualification is required under the Applicable Laws.

            (b) Authorization and Execution. The execution, delivery and performance of each Transaction Document by each Owner Party that is a party thereto has been duly authorized by all necessary actions on the part of such Owner Party. Each Transaction Document to which any Owner Party is a party has been (or will be) duly executed and delivered by such Owner Party, constitutes (or will constitute) a valid and binding agreement of such Owner Party and is (or will be) enforceable against such Owner Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and by general equitable principles. The Person executing each Transaction Document on behalf of a Owner Party has (or will have) the authority to do so. The Restructuring has been, or will have been as of the Closing Date, duly authorized by all necessary actions on the part of the Owners.

            (c) Non-contravention. Except as set forth on Schedule 3.1(c), the execution and delivery of, and performance by each Owner Party of its obligations under each Transaction Document to which such Owner Party is a party do not and will not contravene, or constitute a default under, any provisions of any Applicable Law, the Organizational Documents of any such Owner Party or any agreement, judgment, injunction, order, decree or other instrument binding upon any Owner Party or to which any Property or Acquired Asset is subject, or result in the creation of any lien or other Encumbrance on any asset of any such Owner Party or require any consent, approval or vote of any court or Governmental Authority that has not been given or taken, and does not remain effective.

            (d) Investment Representations and Warranties.

                  (i) Each Owner and each Beneficial Owner is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act. Each Owner understands the risks of, and other considerations relating to, the acquisition of the Units. Each Owner and Beneficial Owner by reason of its business and financial experience (together with the business and financial experience of those persons, if any, retained by it to represent or advise it with respect to its investment in the Units) (A) has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type, (B) is capable of evaluating the merits and risks of an investment in Company and its subsidiaries and Operating Partnership and of making an informed investment decision, (C) is capable of protecting its own interest or has engaged representatives or advisors to assist it in protecting its interests and (D) is capable of bearing the economic risk of such investment.

                  (ii) The Units to be issued to each Beneficial Owner will be acquired for its own account for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein.

                  (iii) Each Owner acknowledges (for itself and for its Beneficial Owners) that (A) the Units to be issued have not been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws, (B) Company's reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of Owner contained in this Agreement, (C) such Units, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws (unless an exemption from registration is available), (D) there is no public market for such Units, and (E) Company has no obligation or intention to register such Units for resale under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws. Owner by this Agreement acknowledges (for itself and for each Beneficial Owner) that because of the restrictions on transfer or assignment of such Units to be issued hereunder (such restrictions on transfer or assignment being set forth in this Agreement and the Operating Partnership Agreement), each Beneficial Owner may have to bear the economic risk of the investment commitment evidenced by this Agreement and any Units acquired by this Agreement for an indefinite period of time, although (x) the Units may be redeemed at the request of the holder thereof for cash or (at the option of the general partner of Operating Partnership) for Common Stock of Company pursuant to the terms of the Operating Partnership Agreement and (y) Company and Beneficial Owner will execute and deliver a Registration Rights Agreement in the form attached to this Agreement as Exhibit U.

      The address set forth for each Owner and Beneficial Owner in this Agreement is the address of such Person's principal place of business or residence, as applicable, and such Person has no present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which principal place of business or residence, as applicable, is sited.

                  (iv) Each Owner and Beneficial Owner has received and reviewed or has been given the opportunity to receive and review (A) the Company SEC Reports, (B) the Operating Partnership Agreement and (C) Company's Organizational Documents prior to executing this Agreement. Each Owner acknowledges (for itself and for each Beneficial Owner) that it is satisfied with the information that it has received. Each Owner and each Beneficial Owner has had an opportunity to ask questions of and receive information and answers from Company concerning Company, Operating Partnership, the Units and the Common Stock of Company into which the Units may be redeemed and to assess and evaluate any information supplied to such Person by Company, and all such questions have been answered and all such information has been provided to the full satisfaction of such Person.

                  (v) No Owner and no Beneficial Owner (i) is required to register as a "broker" or "dealer" in accordance with the provisions of the Exchange Act or (ii) directly, or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the By-laws of the NASD) any member firm of the NASD.

            (e) Owners Are Not "Foreign Persons." Owners and Beneficial Owners are not "foreign persons" within the meaning of Section 1445 of the Code (i.e., Owner is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Code and regulations promulgated thereunder).

            (f) Working Capital. Schedule 3.1(f) contains a schedule of working capital (and its components) ("Schedule of Combining Working Capital") as of September 30, 2004, October 31, 2004 and November 30, 2004, reflecting a positive Combined Working Capital of $19,089,063, $20,399,266 and $20,038,665, respectively. Since September 30, 2004, each

Acquired Partnership and the Property has been operated in the ordinary course of business. All trade payables included on the Schedule of Combining Working Capital represent amounts actually owed to venders, suppliers, and other Persons relating to the Properties and which arose in the ordinary course of business. All Inventory included on the Schedule of Combining Working Capital consists of food, beverages, linens, towels, paper goods, soaps, cleaning supplies, china, glassware, silverware, and miscellaneous guest supplies, engineering cleaning supplies and the like, all of which is merchantable and fit for the purpose for which it was procured, and none of which is obsolete, damaged, or defective. Any Inventory that has been written down has either been written off or written down to its net realizable value. There has been no change in Inventory valuation standards or methods in the prior three years. Without limiting the generality of the foregoing, since September 30, 2004, no Partnership has done any of the following:

                  (i) delayed or postponed the payment of accounts payable or other Liabilities outside of the ordinary course of business or made any payments on the Loans or the Mezzanine Loan in advance of the scheduled payments.

                  (ii) declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests, except for the Working Capital Distribution to be made at Closing.

                  (iii) committed to pay any bonus or granted any increase in the base compensation (A) of any director, officer, or Affiliates, or (B) outside of the ordinary course of business for any of its other employees.

                  (iv) made or pledged to make any charitable or other capital contribution outside the ordinary course of business.

                  (v) made any capital expenditure (or series of related capital expenditures) other than those included in the unexpended portion of the capital budgets for the Properties or as required for repairs and replacements at the Properties.

                  (vi) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person.

                  (vii) sold, leased, transferred, or assigned any assets other than for a fair consideration in the ordinary course of business and sales of assets.

                  (viii) issued, sold, or otherwise disposed of any of its Equity Interests.

                  (ix) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease contract.

                  (x) entered into any material contract (or series of related contracts), except in the ordinary course of business.

                  (xi) made any change or authorized any change to be made to the Organizational Documents of any Partnership.

                  (xii) acquired or agreed to acquire by merging or consolidating with or by purchasing a substantial Equity Interest in or a substantial portion of the assets of or by any other manner any business or Person.

                  (xiii) committed to any of the foregoing.

      3.2 Representations and Warranties Concerning the Owner Entities and Acquired Equity Interests.

            (a) Organization and Power. Each Owner Entity is (or will be prio to Closing) duly organized, validly existing and in good standing under the laws of the state in which it was organized, has all requisite powers and, to Owners' knowledge, has all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted, and is (or will be prior to Closing) duly qualified and in good standing in each jurisdiction where such qualification is required under the Applicable Laws.

            (b) [Intentionally Omitted]

            (c) Capitalization. Each Owner Entity has the authorized and outstanding Equity Interests set forth on Exhibit B and such Equity Interests are owned of record by the Person, on Exhibit B free and clear of all Encumbrances, except for the Mezzanine Loan and those to be satisfied and discharged at Closing. After giving effect to the Restructuring, each Owner Entity will have the authorized and outstanding Equity Interests set forth on Exhibit B and such Equity Interests will be owned of record by the Persons on Exhibit B free and clear of all Encumbrances, except for the Mezzanine Loan and those to be satisfied and discharged at Closing. Both as of the Effective Date and after giving effect to the Restructuring, no Acquired Company has any other outstanding Equity Interests other than those set forth on Exhibit B. All outstanding Equity Interests of each Owner Entity are duly authorized, validly issued, fully paid and non-assessable (with respect to non-corporate entities, except to the extent otherwise provided under Delaware law). No Owner Entity has issued or granted any Commitments. All Equity Interests in each Owner Entity have been issued in compliance with all Applicable Laws, including Federal and state securities laws. At Closing title to all outstanding Acquired Equity Interests shall be assigned, transferred and/or contributed to Operating Partnership or its permitted designee(s) free and clear of any Encumbrances other than the Mezzanine Loan. Each Owner has provided to Operating Partnership a true, correct and complete copy of each Owner Entity's Organizational Documents.

            (d) Owner Entity Operations. The only business conducted by each Owner Entity at any time since its formation has been and remains (i) with respect to the Partnerships, the ownership, operation, management, financing and development of the Property attributable to such Partnership on Exhibit C-1,
(ii) with respect to the general partners of the Partnerships, owning the general partner interests and acting as the general partners of such Partnerships, and (iii) with respect to the managers of the general partners, acting as the managers of such general partners, and (b) except for the Owner Entities acting as the general partners of the Partnerships, no Owner Entity owns, directly or indirectly, any Equity Interest in any other Person.

            (e) Financial Information; No Liabilities. The Partnerships' and Owner Entities' financial information described in Schedule 3.2(e) and delivered to Company ("Financial Information") is correct and complete and presents accurately the results of the operations of the Owner Entities, the Partnerships and the Properties for the periods indicated in accordance with the accrual method of accounting used for federal income tax purposes. To Owners' knowledge, no Partnership or Owner Entity has any Liabilities or obligations of any kind or nature, whether absolute, contingent or accrued, and whether due or to become due, except (i) obligations under the Loans, the Contracts, the Ground Leases, the Occupancy Agreements and the Mezzanine Loan, (ii) those reflected or disclosed in such Partnership's or Owner Entity's Financial Information, those disclosed in the Schedule of Combining Working Capital or the Scheduled Litigation, and (ii) those arising after the date of the Financial Information in the ordinary course of business and consistent with past practice.

            (f) Actions or Proceedings. There is no action, suit or proceeding pending or known to Owner to be threatened against or affecting any Acquired Equity Interests or Owner Entity in any court, before any arbitrator or before or by any Governmental Authority, except as set forth on Schedule 3.2(f).

            (g) Arrangements with Affiliates. Any outstanding receivable, payable and other intercompany transaction, arrangement or contract between Owners or any of their Affiliates, on the one hand, and any Owner Entity, on the other hand, will be satisfied or terminated prior to Closing ("Arrangements with Affiliates").

            (h) Compliance with Existing Laws. Each Owner Entity possesses all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated.

            (i) Labor and Employment Matters. None of the Owner Entities is a party to any oral or written employment contracts or agreements.

            (j) Tax Returns. Each Owner Entity has (A) timely filed with the appropriate taxing authority all tax returns required to be filed by it (after giving effect to any filing extension granted by any Governmental Authority) and such tax returns were complete and accurate in all material respects and (B) has paid all Taxes shown as owed by each Owner Entity on any tax return other than Taxes being contested in good faith and for which adequate reserves have been taken.

      3.3 Representations and Warranties Concerning the Properties.

            (a) No Options. To Owner's knowledge, there are no outstanding agreements (written or oral) agreeing to sell or granting an option or right of first refusal to purchase the Property or the Acquired Equity Interests except as listed on Schedule 3.3(a).

            (b) Loans.

                  (i) The Properties are subject to Encumbrances securing the loans held by the Lenders set forth on Schedule 3.3(b) (the "Loans"). Schedule 3.3(b) sets forth a true, correct and complete list of (i) the material documents evidencing and securing the Loans and (ii) all documents (including all interest rate swap, cap or similar agreements) which may contain restrictions or requirements concerning prepayment of the Loans.

                  (ii) Except as set forth on Schedule 3.3(b), none of the provisions of the Loans have been waived, modified, altered, satisfied, canceled, subordinated or rescinded.

                  (iii) The Loans are in full force and effect, and no Owner has received notice of any defaults which have not been cured thereunder. There are no existing events of default under the Loans and, to Owners' knowledge, no event has occurred that with the passage of time or the giving of notice would constitute an event of default under the Loans. Owners have provided to Operating Partnership true, correct and complete copies of all Loan Documents. As of the Effective Date, the outstanding principal balance of the Loans and the Mezzanine Loans and the current balance in the related FF&E escrow reserve accounts are as set forth on Schedule 3.3(b).

            (c) No Special Taxes. Except as may be set forth in any Tax bills included in the Submission Matters, or in any of the Title Commitments, no Owner has knowledge of, nor has it received any notice of, any special Taxes or assessments relating to any Property or any part thereof or any planned public improvements that may result in a special Tax or assessment against such Property.

            (d) No Other Property Interests. There are no property interests, buildings, structures or other improvements or personal property that are owned by any Partnership which are necessary for the operation of the Properties that are not being transferred pursuant to this Agreement.

            (e) Title to Personal Property. All of the Personal Property is owned by Partnerships free and clear of all Encumbrances except for the Permitted Exceptions or those which will be discharged by Owners at Closing.

            (f) Compliance with Existing Laws. To Owners' knowledge, each Partnership possesses all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated. No Owner has knowledge, nor has any Owner received written notice within the past year, of any violation of any provision of any Applicable Laws including, but not limited to, those of environmental agencies or insurance boards of underwriters with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations to any Property other than those that have been made prior to the date of this Agreement. No Owner has knowledge, nor has any Owner received written notice within the past year, of any violation of any restrictive covenants or deed restrictions affecting a Property, the breach of which would have an adverse impact on the ownership, use, value or operation of the Property.

            (g) Franchise Agreement/Management Agreement/Operating Agreements/ Off-Site Facility Agreements/Leased Property Agreements. There are no franchise, management, service, supply or maintenance contracts or other Contracts in effect with respect to the Properties or to which any Owner Entity is a party other than the Franchise Agreements, Management Agreements, Operating Agreements, Leased Property Agreements, Off-Site Facility Agreements and the other Contracts listed on Exhibits J, Q and AA respectively, and the agreements listed on such Exhibits constitute a complete list of each such agreement, other than those which are cancelable without penalty on no more than thirty (30) days prior notice. To Owners' knowledge, each Partnership has performed all of its obligations under the Contracts; provided, however, Owners expressly disclaim, and Operating Partnership acknowledges that Owners are not making, any representation or warranty as to whether the physical condition, state of repair or quality of operation of any Property complies with the requirements of any Franchise Agreement. To Owners' knowledge, all other parties to the Contracts have performed all of their obligations thereunder, and are not in default thereunder. No Owner has received notice of any intention by any of the parties to the Contracts to cancel the same, nor has any Owner Entity canceled any of same. Owners have provided to Operating Partnership a true, correct and complete copy of each of the Contracts listed on Exhibits J, Q and AA.

            (h) Insurance. To Owner's knowledge, all Insurance Policies are valid and in full force and effect.

            (i) Condemnation Proceedings. No Owner has received written notice of any condemnation or eminent domain proceeding pending or threatened against any Property or any part thereof.

            (j) Actions or Proceedings. Except as set forth on Schedule 3.3(j) there is no action, suit or proceeding pending or known to any Owner to be threatened against or affecting any Partnership in any court, before any arbitrator or before or by any Governmental Authority which (a) could adversely affect the business, financial position or results of operations of any Partnership or a Property, or (b) could create an Encumbrance on any Property, any part thereof or any interest therein.

            (k) Labor and Employment Matters. To Owners' knowledge, none of Owners, the Partnerships or Manager is a party to any oral or written employment contracts or agreements with respect to any Property. To Owners' knowledge, there are no labor disputes or organizing activities pending or threatened as to the operation or maintenance of a Property or any part thereof. None of Owners, the Partnerships or Manager is a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of a Property.

            (l) Bankruptcy. No Act of Bankruptcy has occurred with respect to any Partnership.

            (m) Hazardous Substances. To Owners' knowledge and except to the extent disclosed in the Environmental Reports, none of Owners, the Partnerships or other Person, has engaged in or permitted any operations or activities upon, or any use or occupancy of a Property or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about a Property. To Owners' knowledge and except to the extent disclosed in the Environmental Reports, no Hazardous Materials have migrated from or to a Property upon, about, or beneath other property. To Owners' knowledge and except to the extent disclosed in the Environmental Reports, neither a Property nor its existing use fails or failed to comply with Environmental Requirements. To Owners' knowledge and except to the extent disclosed in the Environmental Reports, no underground or above ground chemical treatment or storage tanks, or gas or oil wells are located on any Property.

            (n) Taxes. To Owners' knowledge, all sales, use and occupancy taxes due and owing with respect to each Property have been paid.

            (o) Occupancy Agreements. There are no leases, concessions or occupancy agreements in effect with respect to any Real Property other than the Occupancy Agreements set forth on Exhibit EE. Except as specifically provided in such Occupancy Agreements, no tenant or concessionaire is entitled to any rebates, allowances, free rent or rent abatement for any period after the Closing of the Transactions. No Owner Party has received notice of any intention by any of the parties to any of such Occupancy Agreements to cancel the same, nor has any Partnership canceled any of same. To the extent that any of such Occupancy Agreements call for security, such security remains on deposit with the Partnerships, and has not been applied towards any payment due under said Occupancy Agreements, except as set forth on Exhibit EE. No Partnership has received any advance rent or advance compensation under any of such Occupancy Agreements in excess of one month. Except as set forth on Exhibit EE, no brokerage commissions or compensation of any kind shall be due in connection with such Occupancy Agreements, and the rents or revenues to be derived therefrom. To Owners' knowledge, no party is in default under any such Occupancy Agreements, except as set forth on Exhibit EE. To Owners' knowledge, each Partnership has performed all obligations required to be performed by it on or before the Closing under each of such Occupancy Agreements. Except as set forth on Exhibit EE, no tenant has given notice to any Partnership of its intention to institute litigation with respect to any such Occupancy Agreement.

            (p) No Commitments. No commitments have been made to any Governmental Authority, utility company, school board, church or other religious body, or any homeowners' association or any other organization, group or individual, relating to a Property which would impose an obligation upon Company to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off a Property, except as may be set forth in any Permitted Exception.

            (q) Submission Matters. To Owners' knowledge, the Submission Matters delivered to Company are true, accurate and complete copies thereof in Owners' possession or reasonably available to Owners.

      3.4 Ground Leases. The Ground Leases are in full force and effect, and no Owner has received notice of any defaults which have not been cured thereunder. There are no existing events of default under the Ground Leases and, to Owners' knowledge, no event has occurred that with the passage of time or the giving of notice would constitute an event of default under the Ground Leases, subject to the acknowledgement made in Section 6.8. Owners have provided to Company true, correct and complete copies of the Ground Leases.

      3.5 No Other Representations. In entering into this Agreement, Owners have not been induced by and have not relied upon any written or oral representations, warranties or statements, whether express or implied, made by Company, Operating Partnership, any Affiliate of Company or Operating Partnership, or any agent, employee, or other representative of any of the foregoing or by any broker or any other Person representing or purporting to represent Company or any of its Affiliates, with respect to Company or its subsidiaries or any other matter affecting or relating to the Transactions, other than those expressly set forth in this Agreement.

                                   ARTICLE IV
                    COMPANY'S REPRESENTATIONS AND WARRANTIES

      To induce Owners to enter into this Agreement and to consummate the Transactions, Company and Operating Partnership make the following representations and warranties:

      4.1 Organization and Power. Each Company Party is duly organized, validly existing and in good standing under the laws of the state in which it was organized, has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and is duly qualified and in good standing in each jurisdiction where such qualification is required under the Applicable Laws.

      4.2 Authorization and Execution. The execution, delivery and performance of each Transaction Document by each Company Party that is a party thereto has been duly authorized by all necessary actions on the part of such Company Party. Each Transaction Document to which any Company Party is a party has been duly executed and delivered by such Company Party, constitutes a valid and binding agreement of such Company Party and is enforceable against such Company Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and by general equitable principles. The Person executing each Transaction Document on behalf of a Company Party has the authority to do so. The consummation of the Transactions do not require the approval of the holders of the Equity Interests of (i) Company or Operating Partnership or (ii) any other Company Party other than, with respect to clause
(ii) only, such approval that has been, or will have been as of the Closing Date, duly authorized by such holders.

      4.3 No Violation; Non-contravention. The execution and delivery of, and performance by each Company Party of its obligations under each Transaction Document to which such Company Party is a party do not and will not contravene, or constitute a default under, any provisions of Applicable Law or regulation, the Organizational Documents of any such Company Party or any agreement, judgment, injunction, order, decree or other instrument binding upon any Company Party or which its assets are subject, result in the creation of any Encumbrance on any asset of any such Company Party or require any consent or approval or vote that has not been taken or given, or as of the Closing, shall not have been taken or given. No Company Party has received written notice that any Company Party is in violation or default of any Applicable Law under any agreement, or under any judgment, order, decree, rule or regulation of any Governmental Authority to which it may be subject, which violation or default will adversely affect such Company Party's ability to consummate the Transactions. No Company Party is in default under, or in violation of, any provision of its Organizational Documents.

      4.4 Litigation. Except as disclosed in the Company SEC Reports, there is no action, suit or proceeding, pending or known to be threatened, against or affecting any Company Party in any court or before any arbitrator or before any Governmental Authority (i) which in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which any Company Party is a party or by which it is bound and
(ii) which is required to be disclosed in the Company SEC Reports.

      4.5 Bankruptcy. No Act of Bankruptcy has occurred with respect to any Company Party.

      4.6 SEC Filings.

            (a) Company has filed, or will file, all forms, reports, schedules, statements and documents required to be filed with the Securities and Exchange Commission (the "SEC") by Company since September 30, 2003 (such documents, as supplemented and amended, the "Company SEC Reports"), each of which has complied, and will comply, with the applicable requirements (including the antifraud provisions requiring the SEC Reports not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which they were made or will be made, not misleading), of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated under, each as in effect on the date so filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and in the case of any Company SEC Reports amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing)).

            (b) Except as disclosed in Company SEC Reports, all of the financial statements included in Company SEC Reports, including any related notes thereto, as filed with the SEC (collectively, the "Company Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of such unaudited statements, to normal, recurring adjustments) and fairly present the consolidated financial position of Company at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments, which individually and in the aggregate, will not materially affect the total financial position shown on, or the results indicated by, such interim financial statements.

            (c) From September 30, 2004, to the Effective Date, each Company Party has conducted its business only in the ordinary course of such business and has not (i) sold or acquired any real estate or interest therein or (ii) leased all or substantially all of any property or (iii) entered into any financing arrangements in connection therewith or (iv) granted an option to purchase or lease all or substantially all of any property or (v) entered into a contract, letter of intent, term sheet or other similar instrument to do any of the foregoing; in the case of (i)-(v), except for such items that are (u) set forth on Schedule 4.6(c), (v) disclosed in any Company SEC Report, (w) would not be required to be disclosed in a Company SEC Report, or (x) capital raised in connection with the Capital Markets Contingency or any other capital raise in an additional amount not to exceed $100,000,000.

            (d) From September 30, 2004, to the Effective Date, no Company Party has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations reflected or reserved against in its September 30, 2004 unaudited consolidated balance sheet, (ii) liabilities and obligations relating to outstanding leases that are not required to be disclosed under GAAP and (iii) current liabilities incurred in the ordinary course of business since the date of such balance sheet; in the case of (i)-(iii), except for such items that are (u) set forth on
Schedule 4.6(c), (v) disclosed in any Company SEC Report, (w) would not be required to be disclosed in a Company SEC Report, or (x) capital raised in connection with the Capital Markets Contingency or any other capital raise in an additional amount not to exceed $100,000,000.

      4.7 Capitalization.

            (a) As of the Effective Date, the authorized shares of capital stock of Company consist of 50,000,000 shares of Preferred Stock, $0.01 par value per share, of which 2,300,000 shares of Preferred Stock were issued or outstanding, and 200,000,000 shares of Common Stock, par value $0.01, of which 25,810,447 shares were issued and outstanding. As of the Effective Date, (i) 1,531,681 shares of Common Stock have been reserved for issuance under Company's 2003 Stock Incentive Plan, of which 794,717 shares of Common Stock are issued and outstanding and (ii) 6,097,925 shares of Common Stock were reserved for issuance upon conversion of issued and outstanding Units. As of the Effective Date, Company has not issued or granted any Commitments other than with respect to redemption/exchange rights relating to the Equity Interests issued by the Operating Partnership, the Company's Series B Convertible Preferred Stock and this Agreement.

            (b) As of the Effective Date, all outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Company may vote.

            (c) As of the Effective Date, 31,908,372 Common Units of the Operating Partnership are validly issued and outstanding, fully paid and non-assessable, of which 25,810,447 Common Units of the Operating Partnership are owned by Ashford OP Limited Partner, LLC, a limited liability company wholly owned by the Company, and no other Units are issued or outstanding. As of the Effective Date, the Operating Partnership has not issued or granted any Commitments other than with respect to this Agreement.

      4.8 Issuance of Units and Redemption Shares. The Units to be issued in connection with the Transactions have been, or prior to the Closing Date will have been, duly authorized for issuance by Operating Partnership to the Beneficial Owners and, on the Closing Date, will be validly issued, fully paid and nonassessable (except to the extent otherwise provided under Delaware law). The rights and obligations of Beneficial Owners will be as set forth in the Operating Partnership Agreement. The issuance of any shares of Common Stock of Company upon redemption of the Units by the Beneficial Owners or a Transferee have been duly authorized and upon issuance in accordance with this Agreement, Company's Organizational Documents and the Operating Partnership Agreement, will be validly issued, fully paid and nonassessable. The Company has (or by Closing will have) reserved sufficient Common Stock to permit the redemption of all of the Common Units issued to the Beneficial Owners pursuant to this Agreement.

      4.9 Tax Matters.

            (a) REIT Status. Company, beginning with its formation and through December 31, 2003 (i) has been subject to taxation as a REIT within the meaning of the Code and has satisfied all requirements to qualify as a REIT within the meaning of the Code for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 2004, and (iii) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and to the knowledge of Company, no such challenge is pending or threatened.

            (b) Tax Returns. Each of Company and Operating Partnership has (A) timely filed with the appropriate taxing authority all tax returns required to be filed by it (after giving effect to any filing extension granted by any Governmental Authority) and such tax returns were complete and accurate and (B) has paid all Taxes shown as owed by each of Company and Operating Partnership on any tax return other than Taxes being contested in good faith and for which adequate reserves have been taken.

            (c) Tax Status of Subsidiaries. Operating Partnership was not a publicly traded partnership within the meaning of Section 7704 of the Code and the regulations promulgated thereunder for any taxable year ending before January 1, 2004. In addition, no subsidiary of Operating Partnership has taken the position, for federal income tax purposes, that it is a publicly traded partnership within the meaning of Section 7704 of the Code and the regulations promulgated thereunder for any taxable year ending before January 1, 2004.

      4.10 Opinion of the Special Committee's Financial Advisor. The Special Committee of the Board of Directors of the Company has received the opinion of its financial advisor to the effect that, as of the date of such opinion, the consideration to be paid (defined as the cash consideration and total number of Units issuable) in the Transactions by the Company was fair, from a financial point of view, to the Company.

      4.11 Submission Matters. Operating Partnership and Company acknowledge having received copies of the documents listed on Schedule 4.11.

      4.12 No Other Representations. In entering into this Agreement, Company and Operating Partnership have not been induced by and have not relied upon any written or oral representations, warranties or statements, whether express or implied, made by any Owner, any Affiliate of any Owner, or any agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent any Owner, with respect to any Owner, any Owner's Affiliates or the Property or any other matter affecting or relating to the Transactions, other than those expressly set forth in this Agreement.

                                   ARTICLE V
                              CONDITIONS PRECEDENT

      5.1 As to Company's Obligations. Company's and Operating Partnership's obligations under this Agreement are subject to the satisfaction of the following conditions precedent, any or all of which may be waived by Company and Operating Partnership, in whole or in part, in their sole and absolute discretion:

            (a) Owners' Deliveries. Owner Parties shall have delivered to or for the benefit of Company, on or before the Closing Date, all of the deliveries required of Owner Parties pursuant to Sections 7.2 and 7.4 of this Agreement.

            (b) Covenants and Obligations of Owners; Certificate. Owners shall have performed in all material respects all of their covenants and other obligations under this Agreement.

            (c) Adverse Consequences and Pre-Closing Unscheduled Extraordinary Litigation. The amount of the sum of (i) all reasonably estimated known Pre-Closing Unscheduled Extraordinary Litigation and (ii) all Adverse Consequences, in the aggregate, could not be reasonably expected to exceed $2,000,000; provided that, at Closing, the Sale Consideration shall be reduced by such aggregate amount (not to exceed $2,000,000), provided, to the extent such amount relates to inaccuracies, breaches or violations of Owner's representations and warranties made in this Agreement (other than with respect to those contained in Section 3.2(c)), such amount exceeds the Threshold, and if not, the Threshold shall be so credited by such amount.

            (d) Absence of Material Adverse Effect. (i) From November 30, 2004 until the Effective Date, no adverse change (or effect) has occurred relating to the Acquired Equity Interests, Owner Entities, and/or Properties or the businesses, operations (financial or otherwise) relating thereto other than any change (or effect) to the extent resulting from a change (or effect) generally affecting the United States economy or the hotel industry that do not disproportionately affect the Acquired Equity Interests, Owner Entities, Partnerships and/or Properties and (ii) there is no Pre-Closing Ordinary Obligations that, in the case of (i) and (ii) in the aggregate, could reasonably be expected to exceed $2,000,000.

            (e) Title Insurance. Good and marketable fee simple title to the Real Property (leasehold title to the Ground Leasehold Estates) shall be insurable as such by the Title Company, subject only to Permitted Exceptions including, without limitation, all applicable deletions of standard exceptions and endorsements permitted under applicable state law which are customarily required by institutional investors purchasing property comparable to the Real Property.

            (f) Liquor License. All liquor licenses, alcoholic beverage licenses and other permits and Authorizations necessary to operate the restaurant, bars and lounges presently located in the Properties shall be in full force and effect.

            (g) Right of First Refusal Matter. The resolution of the right of first refusal matter relating to item 1 on Schedule 3.3(a) shall be reasonably acceptable to Operating Partnership.

            (h) Estoppels for Off-Site Facility Agreements and Covenants, Conditions and Restrictions. On or before the Closing Date, Owners shall provide Operating Partnership with a fully executed estoppel certificate related to each of the (i) Off-Site Facility Agreements set forth on Exhibit AA and identified with an asterisk (*) (an "Off-Site Facility Estoppel") and (ii) those Covenants, Conditions and Restrictions identified in the Objections (a "CCR Estoppel"). The Off-Site Facility Estoppel and the CCR Estoppel shall be in the forms attached hereto as Exhibit FF and as provided with the Objections, respectively, and upon its execution and delivery shall not contain any facts which are inconsistent with the representations or warranties contained in this Agreement. In the event Owners are unable to obtain any Off-Site Facility Estoppel or CCR Estoppel by the Closing Date, Owners may elect (but shall not be obligated) to provide an Owner Estoppel with respect thereto, in which event this condition shall be deemed satisfied.

            (i) [Intentionally Omitted.]

            (j) Tenant Estoppels. On or before the Closing Date, Owners shall provide Operating Partnership with fully executed estoppel certificates from each tenant occupying over 5,000 square feet at any Property ("Tenant Estoppels"). The Tenant Estoppels shall be in a form attached as Exhibit GG and upon its execution and delivery shall not contain any facts which are inconsistent with the representations or warranties contained in this Agreement. In the event Owners are unable to obtain any Tenant Estoppels by the Closing Date, Owners may elect (but shall not be obligated) to provide an Owner Estoppel with respect thereto, in which event this condition shall be deemed satisfied.

            (k) [Intentionally Omitted.]

            (l) Management Agreements. Owners shall have terminated or caused the termination of the Management Agreements at no cost to Company, the Partnerships or any Property.

            (m) Franchise Agreements. (i) Franchisors shall have terminated or caused the termination of the existing Franchise Agreements or have consented to the Transactions and the release (whether under any Franchise Agreement or a guarantee thereof) of any Owner or any Affiliate of Owners that will not be an Owner Entity with respect to obligations under such Franchise Agreement accruing after the Closing Date, and Operating Partnership shall have received evidence reasonably acceptable to Operating Partnership of such termination or consent and (ii) Franchisors shall have executed and delivered amendments to the Franchise Agreements or new franchise agreements to Operating Partnership (or its designee(s)) or Operating Lessee for the Hotels, in each case on terms and conditions reasonably acceptable to Operating Partnership (or its designee(s)) or Operating Lessee in all respects, including without limitation, the PIPs.

            (n) Offering of Units. There shall have been no change in any securities or related law or interpretation, nor any change in the status of any Owner, Beneficial Owner or Transferee, including Beneficial Owners, as an "accredited investor" under the Securities Act that would render the consummation of the transactions hereunder, a violation of any such laws or interpretations thereof. The issuance of the Units to the Beneficial Owners in the manner provided in this Agreement shall comply with the rules and regulations of the NYSE.

            (o) Loans. To the extent required under the Loan Documents, each Lender shall have consented, and the conditions in the Loan Documents shall have been satisfied, with respect to the Transactions (the "Lender Consent"). The Lender Consents, including any guaranties or other loan documents to be executed and delivered by Company Parties, shall be reasonably acceptable to Operating Partnership in all respects. In addition, each Lender shall execute and deliver an estoppel certificate acceptable to Operating Partnership in all respects (the "Lender Estoppel").

            (p) Substantial Condemnation and/or Casualty Loss. There shall not have been any condemnation, casualty or other circumstances described in Section 10.1(j) that could reasonably be expected to exceed the $25,000,000 amount described in such Section 10.1(j).

            (q) Capital Markets Contingency. Company shall have obtained on terms and conditions reasonably satisfactory to Company all of the capital necessary to consummate the Transactions, including raising cash in an amount equal to the cash component of the Sale Consideration.

            (r) Ground Leases. To the extent required under the applicable Ground Leases, each Ground Lessor shall consent to either the transfer of the Ground Leasehold Estate or the transfer of the Equity Interests in the tenant under the applicable Ground Lease, and to the sublease of the relevant Property to the Operating Lessee (the "Ground Lessor Consent"). The Ground Lessor Consents shall be reasonably acceptable to Operating Partnership in all respects. In addition, each Ground Lessor shall execute and deliver an estoppel certificate substantially in the form attached hereto as Exhibit HH (the "Ground Lessor Estoppel").

            (s) Office Building Management Agreements. Owners shall have terminated all management and leasing agreements related to the Office Building at their sole cost and expense and provide evidence reasonably acceptable to Operating Partnership.

      Each of the conditions contained in this Section are intended for the benefit of and may be waived in whole or in part by Operating Partnership, but only by an instrument in writing signed by Operating Partnership.

      5.2 As to Owners' Obligations. Owners' obligations hereunder are subject to the satisfaction of the following conditions precedent, any of which may be waived by Owners, in whole or in part, in their sole and absolute discretion:

            (a) Company's Deliveries. Company Parties shall have delivered to or for the benefit of Owners, on or before the Closing Date, all of the deliveries required of Company Parties pursuant to Sections 7.3 and 7.4 of this Agreement.

            (b) Representations, Warranties and Covenants; Obligations of Company and Operating Partnership. (i) The amount of all reasonably estimated damages, in the aggregate, resulting from inaccuracies, breaches or violations of Company's and/or Operating Partnership's representations and warranties made in this Agreement, could not be reasonably expected to exceed $2,000,000; provided that, at Closing, the Sale Consideration shall be increased by such aggregate amount (not to exceed $2,000,000), provided it exceeds the Threshold, and if not, the Threshold shall be so credited by such amount; and (ii) Company and Operating Partnership shall have performed in all material respects all of their respective covenants and other obligations under this Agreement.

            (c) Absence of Material Adverse Effect. The average (rounded to four
(4) decimal places) of the closing prices in U.S. dollars of a share of Common Stock as reported by the Wall Street Journal in the NYSE Composite Transactions for the ten (10) consecutive Business Days immediately preceding the third (3rd) Business Day before the Closing Date is greater than $8.06 (subject to adjustment as provided in Section 2.2(c)), which amount is based on 80% of the price at which the Units are being issued.

            (d) NYSE. The NYSE shall have approved, subject to official notice of issuance, the listing of the shares of Common Stock issuable upon redemption of the Units issued under this Agreement.

            (e) Required Consents. On or before the Closing Date, all Required Consents shall have been obtained in form and content reasonably satisfactory to Owners.

            (f) Offering of Units. The issuance of the Units to the Beneficial Owners in the manner provided in this Agreement shall comply with the rules and regulations of the NYSE.

            (g) Reservation of Shares. The Company shall have reserved sufficient Common Stock to permit the redemption of all of the Common Units issued to the Beneficial Owners pursuant to the Agreement.

            (h) Lender Releases. Each Lender shall have executed and delivered a release of each existing guarantor for any obligations arising and/or accruing from and after the Closing Date under the relevant Loan Documents and all such releases to be in form and substance reasonably acceptable to Owners.

            (i) Franchise Agreements. (i) Franchisors under franchises of Acquired Properties shall have executed and delivered a termination of the existing Franchise Agreements or have consented to the Transactions and the release (whether under any Franchise Agreement or a guarantee thereof) of any Owner or any Affiliate of Owners that will not be an Owner Entity after the Closing Date and (ii) subject to performance of all of the Franchisee's obligations under the Franchise Agreements prior to the Closing Date, all Franchisors shall have released or will release upon satisfaction of such obligations any guarantor of the franchisee's obligations arising and/or accruing from and after the Closing Date under the existing Franchise Agreements, if such guarantor is an Owner Party or an Affiliate of an Owner Party.

            (j) Right of First Refusal Matter. The resolution of the potential right of first refusal matter relating to item 1 on Schedule 3.3(a) shall be reasonably acceptable to Owners.

      Each of the conditions contained in this Section are intended for the benefit of Owners and may be waived in whole or in part by Owners, but only by an instrument in writing signed by Owners.

      5.3 Portfolio Transaction. This is an "all or nothing" transaction, and except to the extent provided in Section 6.8, the failure of any condition(s) with respect to one or more of the Acquired Assets shall not give any Party the right to close on only the balance of the Acquired Assets with an adjustment in either the Sale Consideration or the Contribution Consideration, unless all Parties have agreed to such an arrangement in writing in their sole and absolute discretion.

                                   ARTICLE VI
                              COVENANTS OF PARTIES

      6.1 Operating Agreements/Leased Property Agreements/Off-Site Facility Agreements/Management Agreements. Owners shall cause the Partnerships to not enter into any new management agreement, Operating Agreement, Leased Property Agreement, Occupancy Agreement, Off-Site Facility Agreement, or any agreements modifying any of the Contracts, Management Agreements, Franchise Agreements or the Ground Leases unless (a) any such agreement or modification will not bind any Company Party or Partnership and will not constitute any portion of the Property after the date of Closing or is subject to termination on not more than thirty (30) days' notice without penalty, or (b) Owners have obtained Operating Partnership's prior written consent to such agreement or modification, which consent shall not be unreasonably withheld or delayed and shall be deemed granted if not objected to in writing within five (5) days after receipt of such request. Owners shall terminate or cause the termination of the Management Agreements at or before Closing, at no cost to Company, the Partnerships or any Property. In connection with the "Termination Upon Sale" provisions contained in each Management Agreement, Operating Partnership agrees to provide the services contracted for in connection with the business booked for the applicable Hotel to, and including, the date of termination of such Management Agreement.

      6.2 Warranties and Guaranties. Owners shall cause the Warranties and Guaranties, if any, not to be modified (before or after Closing) except with the prior written consent of Operating Partnership.

      6.3 Insurance. Owners shall cause the payment of all premiums on, and not cancel or voluntarily allow to expire, any Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

      6.4 Compliance with SEC Reporting Requirements. For a period of time commencing on the date of this Agreement and continuing through the first anniversary of the Closing Date, Owners shall cause the Manager, if applicable, from time to time, upon reasonable advance written notice from Company, and at Company's sole cost and expense, provide Company and its representatives with reasonable access to all of Owners' information and documentation relating to the Acquired Interests, Acquired Companies and Properties, provided the same shall then be in Owner's (or an Affiliate of Owner's) possession pertaining to the period from January 1, 2000 through the Closing Date, which information is relevant and reasonably necessary, in the opinion of the outside accountants of Company, to enable Company and Company's outside accountants to file financial statements, pro formas and any and all other information in compliance (at Company's cost) with any or all of (a) Rule 3-05 or 3-14 of Regulation S-X of the SEC; (b) any other rule issued by the SEC and applicable to Company or its subsidiaries; and (c) any registration statement, 424(b) prospectus, report or disclosure statement filed with the SEC by or on behalf of Company. Owners shall reasonably cooperate with Company to cause any SEC audit requirements to be completed and delivered to Company within a reasonable time period to insure that all SEC filing requirements are met, and Company shall reimburse Owners for all reasonable out-of-pocket, third-party costs and expenses paid to third parties by Owners in connection therewith. Owners shall also authorize and shall cause the Manager, as applicable, to authorize any attorneys who have represented Owners, the Partnerships or the Manager, as applicable, in material litigation pertaining to or affecting the Acquired Equity Interests, Properties or Partnerships to respond, at Company's expense, to inquiries from Company's representatives and independent accounting firm. Owners shall also provide and/or shall cause the Manager, as applicable, to provide to Company's independent accounting firm a signed representation letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Acquired Equity Interests, Partnerships and Properties.

      6.5 Operation of Properties and Partnerships Prior to Closing. Owners covenant and agree with Operating Partnership that, between the Effective Date and the Closing Date, Owners shall use commercially reasonable efforts to cause the Properties, the Partnerships and the Owner Entities to be operated in a prudent manner and in the ordinary course of business consistent with past practice and custom. Without limiting the generality of the foregoing, Owners shall cause the Properties, the Partnerships and the acquired Owner Entities to be operated as follows:

            (a) Subject to the restrictions contained in this Agreement, the Properties, Partnerships and the Owner Entities shall be operated in the same manner in which they were operated prior to the execution of this Agreement, so as to keep them in good condition, reasonable wear and tear excepted, so as to maintain consistent Inventory levels, so as to maintain the existing caliber of operations conducted thereat and so as to maintain the reasonable good will of all tenants and all employees, guests, tenants and other customers of the Properties.

            (b) The Partnerships and the Owner Entities shall maintain their books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping their books in prior years.

            (c) [Intentionally Omitted].

            (d) The Partnerships shall maintain in full force and effect, and not cause or permit a default under (with or without the giving of any required notice and/or lapse of time), the Contracts (except for those to be terminated with the consent of Operating Partnership), the Ground Leases and the Loans.

            (e) The Partnerships shall use and operate the Properties in compliance with Applicable Laws and the requirements of the Franchise Agreements, Management Agreements, Contracts, Loans, and any Insurance Policy affecting a Property.

            (f) The Partnerships shall cause to be paid prior to delinquency all ad valorem, occupancy and sales Taxes due and payable with respect to the Properties or the operation of the Hotels or Office Building.

            (g) Except as otherwise permitted by this Agreement, the Partnerships shall not take any action or fail to take action the result of which would have an adverse effect on their ability to continue their operation or the operation of the Property thereof after the date of Closing in substantially the same manner as presently conducted, or which would cause any of the representations and warranties contained in Article III of this Agreement to be untrue as of Closing in any material respect.

            (h) The Partnerships shall not fail to maintain the Personal Property (including, but not limited to, the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) in the same condition as they are as of the date of this Agreement, reasonable wear and tear excepted and consistent with prior practice.

            (i) The Partnerships shall not diminish the quality or quantity of maintenance and upkeep services heretofore provided to the Properties, they shall not permit the Inventory that constitutes a part of Properties to be diminished other than as a result of the ordinary and necessary operation of the Properties by the Partnerships consistent with past practices.

            (j) The Partnerships shall not remove or cause or permit to be removed any part or portion of the Properties without the express written consent of Operating Partnership unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any Encumbrance.

            (k) The Partnerships and the Manager shall continue to use its best efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as Owners and Manager did prior to the execution of this Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges heretofore customarily charged by the Partnerships for such purposes, and in accordance with the applicable Property's published rate schedules.

            (l) [Intentionally Omitted].

            (m) The Partnerships shall promptly deliver to Operating Partnership upon its request such reports showing the revenue and expenses of Properties and all departments thereof, together with such periodic information with respect to room reservations and other bookings, as is customarily kept or received internally.

            (n) The Partnerships and the Manager shall not enter into any new employment agreements which would be binding on any Company Party with respect to the Property without the express written consent of Operating Partnership.

            (o) The Owners shall promptly advise Operating Partnership of any litigation, arbitration or administrative hearing concerning or affecting the Properties, Owner Equities and/or Owner Parties of which Owners obtain knowledge.

            (p) The Warranties or Guaranties applicable to the Property shall not be materially modified or released.

            (q) The Owners, Partnerships and Owner Entities shall not grant any Encumbrances on the Property or Acquired Equity Interests or, except as provided below in (v), contract for any construction or service for Property which may impose any mechanics' or materialmen's lien on the Property.

            (r) The Partnerships shall not delay or postpone the payment of accounts payable or other Liabilities outside of the ordinary course of business or make any payments on the Loans or the Mezzanine Loan in advance of the scheduled payments.

            (s) Except for transfers of Equity Interests in connection with the Restructuring and of the Working Capital Distribution to be made at Closing, the Owner Equities shall not declare, set aside, or pay any dividend or make any distribution with respect to its Equity Interests (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its Equity Interests. The Owner Entities shall not declare, set aside, or pay any dividend or make any distribution in cash with respect to its Equity Interests (except for the Working Capital Distribution) or redeem, purchase, or otherwise acquire any of its Equity Interests for cash, and the Owners have not made any such distribution or redemption since September 30, 2004.

            (t) The Partnerships shall not make or pledge to make any charitable or other capital contribution outside the ordinary course of business.

            (u) The Partnerships shall not make any capital expenditure (or series of related capital expenditures) other than (i) those included in unexpended portion of the capital budgets for the Properties and (ii) those required to keep the Properties in good repair consistent with prior practice.

            (v) The Partnerships shall advance capital improvements and projects or make related capital expenditures (or series of related capital expenditures) in the ordinary course of business, consistent with past practice and custom, and consistent with and in the time frames contemplated by unexpended portion of the capital budgets for the Properties and any related documentation.

            (w) Except in connection with the Restructuring, the Owner Entities shall not make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person.

            (x) The Owner Entities shall not sell, lease, transfer, or assign any assets, except in the ordinary course of business consistent with prior practice.

            (y) Except in connection with the Restructuring, the Owner Entities shall not issue, sell, or otherwise dispose of any of its Equity Interests.

            (z) Except in connection with the Restructuring, the Owner Entities shall not issue any note, bond, or other debt security or create, incur, assume, or guarantee any liability for borrowed money or capitalized lease contract. The Owner Entities shall not prepay, pay off, redeem or otherwise satisfy any indebtedness prior to its scheduled maturity.

            (aa) Except as permitted in Section 6.1 above, the Owner Entities shall not enter into any contract (or series of related contracts).

            (bb) Except in connection with the Restructuring, the Owner Entities shall not make any change or authorize any change to be made to their Organizational Documents.

            (cc) Except in connection with the Restructuring, the Owner Entities shall not acquire or agree to acquire by merging or consolidating with or by purchasing a substantial Equity Interest in or a substantial portion of the assets of or by any other manner any business or Person.

            (dd) The Owner Entities shall not acquire, directly or indirectly, any stock of any corporation or any ownership interest in any entity that would be classified as an "association" taxable as a corporation for federal income tax purposes or cease to be a look-through entity.

            (ee) The Owner Entities shall not commit to any of the foregoing.

      6.6 Exclusivity. Operating Partnership and Owners agree that, during the period (the "Exclusivity Period") commencing on the Effective Date and ending on the Closing Date (provided that this Agreement has not been terminated prior to the Closing Date, in which case the Exclusivity Period would terminate on the date of such termination), neither Owners nor any of their Affiliates will, directly or indirectly, solicit any offers, engage in any negotiations or make any agreements or enter into any other understandings or arrangements with respect to (a) any sale or other disposition, directly or indirectly, of any Property (or any interest therein or note secured thereby), (b) any business combination, exchange, merger or consolidation that would include Owners or any of their Affiliates that own any interest in any Property (or any note secured thereby), (c) any purchase or issuance of any equity or debt securities (including any securities convertible into equity or debt securities) of any Owner's Affiliate that owns, directly or indirectly, any interest in any Property (or any note secured thereby), or (d) any other extraordinary transaction directly or indirectly involving any Property (or any interest therein or note secured thereby), nor will Owners or any of its representatives encourage any other Person to initiate action with respect to any of the foregoing.

      6.7 Restructuring. Owners shall complete the Restructuring on or before the Closing Date.

      6.8 Rights of First Refusal. The Parties acknowledge and agree that the documents listed on Schedule 3.3(a) contain option or preferential right to purchase provisions, which may or may not be triggered by the transactions. However, to provide for the greatest degree of closing certainty and Ground Lessor relationship management, the Parties have agreed to (i) notify some of the holders of such rights of this Agreement and the Transactions, (ii) allow such holders the opportunity to assert any perceived claim, and (iii) provide a mechanism in this Agreement to exclude from the Transactions any Property for which such a right is exercised. Accordingly, the Parties shall use all commercially reasonable efforts to obtain the waiver of any and all rights of first refusal or options related to any Real Property set forth on Schedule 3.3(a). To the extent that any such waiver is not obtained and any such right of first refusal or option is exercised by the holder thereof with respect to any Real Property, such Real Property or the associated Owner Entity, as the case may be, shall not be contributed or sold hereunder by Owners and the Sale Consideration and/or the Contribution Consideration shall be reduced by the amount of such Sale Consideration and/or Contribution Consideration allocated to such Real Property as set forth on Exhibit A. In such event, Owners shall pay all costs and expenses associated with yield maintenance and/or defeasance costs and other transaction costs associated with the foregoing. The Parties shall mutually agree upon a plan of action with respect to all rights and jointly agree on all notices and other communications to be directed to such holders.

      6.9 [Intentionally Omitted].

      6.10 Prospective Subscriber Questionnaires. Each Beneficial Owner shall deliver to Operating Partnership, on or before the Closing Date, a Prospective Subscriber Questionnaire with respect to such Beneficial Owner in substantially the form attached to this Agreement and made a part of this Agreement as Exhibit
T. Owners shall deliver and shall cause each Beneficial Owner to also deliver to Operating Partnership, upon its reasonable request, such other information, certificates and materials as Operating Partnership may reasonably request in connection with offering the Units without registration under the Securities Act and the securities laws of applicable states and other jurisdictions.

      6.11 Delivery of Tax Information. In connection with the issuance of Units to Owners and the Beneficial Owners, Owners shall deliver to Operating Partnership within sixty (60) days of the Closing Date, at Owners' sole cost and expense, the following information, attributable to and covering the time period ending on the Closing Date certified as true and correct as of the Closing Date:

            (a) depreciation and amortization schedules for all Property, as kept for both book and Tax purposes, showing original basis and accumulated depreciation or amortization;

            (b) basis information (computed for both book and Tax purposes, if different) for all non-depreciable, non-amortizable assets;

            (c) an estimate of the adjusted basis of the partners or members of the Partnerships;

            (d) calculations of the estimated amounts of gain to be realized and recognized by the partners or members of the Partnerships as a result of the Transactions, including the disclosure of the method by which such amounts are calculated;

            (e) breakouts of basis information for any other balance sheet accounts of Owners for which information has not been provided pursuant to the other clauses of this Section;

            (f) the names and numbers of the partners or members of the Partnerships; and

            (g) for each Partnership's partners that is a partnership (or other entity treated as a partnership for federal income tax purposes), S corporation or grantor trust (any of the foregoing, a "look-through entity"), and for each look-through entity that holds an indirect interest in Owners through other look-through entities, the names and tax identification numbers of such entity's partners, shareholders or grantors.

      6.12 Cooperation on Tax Matters. In connection with the receipt of Units by the Beneficial Owners, Owners shall provide reasonable assistance to Operating Partnership to enable Operating Partnership to prepare its tax returns. Owners shall deliver to Operating Partnership copies of federal, state and local tax returns (including information returns) relating to the Contribution Assets for the tax year in which the Closing occurs, including any amendments thereto, and Owners shall notify Operating Partnership, in writing, of any audits of such returns, or of any audits for other tax years that could affect the amounts shown on the returns, for the tax year in which the Closing occurs. Copies of such returns shall be provided to Operating Partnership in draft form at least twenty (20) days before they are filed and in final form upon filing. Owners shall also provide to Operating Partnership, promptly upon receipt, any notice that Owners receive from any of its partners or members that such partner or member intends to prepare its tax returns in a manner inconsistent with the returns filed. The Parties understand and agree that such tax returns filed will be substantially consistent with the information provided to Operating Partnership pursuant to this Agreement. As between Owners and Operating Partnership, Owners shall be entitled to proceeds from any Tax refunds relating to periods prior to the Closing Date to the same extent Owners would be responsible for any Tax obligations relating to the same period.

      6.13 [Intentionally Omitted.]

      6.14 Operating Partnership Agreement. The Operating Partnership Agreement shall be amended effective with the Closing Date in the form attached to this Agreement as Exhibit II (the "Operating Partnership Amendment"), to add an exhibit that will provide for the issuance of the Units to Owners and Beneficial Owners (or a Protected Transferee) as provided in this Agreement. At or prior to the Closing, each Owner which is a Beneficial Owner shall and each

Owner shall cause each Beneficial Owner (or a Protected Transferee) to execute and deliver to Operating Partnership a Power of Attorney and Limited Partner Signature Page in substantially the form attached to this Agreement and made a part of this Agreement as Exhibit S.

      6.15 Beneficial Owners Agreement. At or prior to the Closing, each Owner which is a Beneficial Owner shall and each Owner shall cause each Beneficial Owner to execute and deliver to Operating Partnership a Beneficial Owners Agreement in substantially the form attached to this Agreement as Exhibit E.

      6.16 Pledge Agreement. Upon issuance of the Units, Owners shall cause each Beneficial Owner to pledge the Units to Operating Partnership as security for the indemnity and other post-Closing obligations of Owners provided in this Agreement upon the terms and provisions as set forth in the Pledge Agreement.

      6.17 New York Stock Exchange Listing. Company shall, if permitted by the rules of the NYSE or such other national securities exchange as any of its stock may be listed (including, without limitation, the NASDAQ Stock Market), use reasonable efforts to list and keep listed on the NYSE or such other national securities exchange as any of its equity securities may be listed the Common Stock which is issuable upon conversion of any Common Units issued to Beneficial Owners. If, and only during such time as, the Common Stock is not so listed during the period six (6) months from the Closing Date until 24 months after the Closing Date, Company (at Owner's option) shall pay cash or issue Common Stock upon the conversion of such Units in accordance with the terms of the Operating Partnership Agreement.

      6.18 Reasonable Efforts. Operating Partnership and Owners shall use commercially reasonable efforts to satisfy all conditions precedent to the obligations of Parties hereunder, including without limitation obtaining all of the Required Consents and estoppels.

      6.19 Lender Consents. Operating Partnership shall provide such information and opinions as may reasonably be required by the Lenders as a condition for executing the Lender Consents.

      6.20 Arrangements with Affiliates. All Arrangements with Affiliates constituting an obligation of any Owner Entity shall be terminated by Owners on or before the Closing Date at no costs or expense to Company, Operating Partnership or their respective Affiliates, or any Owner Entity.

      6.21 Sale of Designated Properties. Notwithstanding anything in this Agreement to the contrary, Operating Partnership shall have the right to convey or cause to be conveyed any or all of the Designated Properties from and after the Closing to one or more Persons, whether or not such Persons are Affiliates of or related to Operating Partnership. Owners acknowledge that Operating Partnership intends to convey any or all of the Designated Properties at or immediately after Closing, and, in connection therewith, Operating Partnership intends to allow prospective purchasers and their respective investors, partners, employees, accountants, agents and lenders to conduct due diligence and investigations at and with respect to the Designated Properties simultaneously with Operating Partnership's due diligence and investigations of such Designated Properties. Owners consent to and agree to provide reasonable access to such parties

\
conducting such due diligence provided such parties are subject to the same confidentiality and indemnity obligations as are set forth in this Agreement. If requested by Operating Partnership in writing, Owners will cause any or all of the Acquired Properties to be transferred and conveyed directly to any Person designated by Operating Partnership, provided that if such Person is not an Affiliate of any Company Party, neither the Owners nor the Transferor shall have any liability to such Person. With respect to the six Designated Properties identified on Exhibit C-2 as potential like kind exchange properties, Operating Partnership agrees to use commercially reasonable efforts to structure the sale or other disposition of such properties in a manner that would comply with the "like kind" exchange rules of Section 1031 of the Internal Revenue Code, as amended. Operating Partnership shall have no liability in the event that the sale or other disposition of any such property does not qualify as a "like kind" exchange, including by reason of the inability of Operating Partnership to identify or acquire an acceptable replacement property with the applicable time periods.

                                  ARTICLE VII
                                    CLOSING

      7.1 Closing. The Closing shall occur at 10:00 a.m. Central Time on the date designated by Operating Partnership, with at least ten (10) Business Days written notice to Owners (which such day shall be no later than April 15, 2005). As more particularly described below, at the Closing the Parties will meet to
(i) execute all Transaction Documents, (ii) deliver the same to Escrow Agent, and (iii) take all other action required to be taken in respect of the Transactions; provided that Operating Partnership shall not designate a Closing Date until it reasonably believes all conditions to Closing have been satisfied or waived and that the Closing Date shall not be deemed to have occurred for purposes of Section 10.1(h) unless either the Closing has occurred or the conditions to Closing have remained satisfied and/or waived for at least 10 consecutive Business Days. The Closing will occur either through escrow or at a location to be agreed upon by the Parties. At the Closing, Operating Partnership shall deliver the cash portions of the Sale Consideration and Contribution Consideration (minus the Deposit, and subject to any adjustments provided for herein) and issue the Units portion of the Contribution Consideration to the Owner and the Beneficial Owners, Escrow Agent shall update the title to the Property and, provided there has been no change in the status of title as reflected in the Title Commitment and Survey, Escrow Agent shall record, release and date, where appropriate, the Transaction Documents delivered to it in accordance with the instructions of Owners and Operating Partnership and shall send, by wire transfer, all sums owing to Owners hereunder as per Owners' instructions. Possession of the Properties shall be delivered to Operating Partnership as provided in this Agreement at the Closing, subject only to Permitted Exceptions and the rights of tenants under the Occupancy Agreements and, with respect to the Hotels, transient hotel guests.

      7.2 Owners' Deliveries. At the Closing, Owners shall cause Owner Parties to deliver to Company Parties all of the following:

            (a) A certificate of the Owners updating the representations and warranties set forth in Article III of this Agreement as true and correct in all material respects as of the Closing Date.

            (b) Deeds or Assignments of Ground Lease, as applicable, with respect to each Acquired Property (subject to such changes as are required by Applicable Law, local recording requirements and/or customary real estate practices in the jurisdiction(s) in which such Acquired Property is located, provided the substantive terms and provisions of the Deed or Assignment of Ground Lease are not modified as a result of any such changes), in recordable form, duly executed and acknowledged by the appropriate Partnership.

            (c) Bills of Sale for each Acquired Property, duly executed by the appropriate Partnership.

            (d) Assignment Agreements for each Acquired Property, duly executed by the appropriate Partnership.

            (e) CCR Estoppels, Off Site Facility Estoppels, Tenant Estoppels, Ground Lessor Estoppels and Lender Estoppels (or, to the extent permitted hereunder and elected by Owner, Owner Estoppels in lieu of some or all of the foregoing).

            (f) Certificate(s)/Registration of Title for any vehicle owned by a Partnership and used in connection with a Property.

            (g) Such affidavits and indemnities of Owner Parties as may be required, by the Title Company to eliminate exceptions for unfiled mechanics and materialmen's liens, the insolvency of any Partnership, for the occupancy of any party other than tenants under the Occupancy Agreements and transient lodging guests (with respect to the Hotels), and to enable the Title Company to insure the "gap" between Closing and recordation of the Deeds or Assignments of Ground Lease for any Acquired Property.

            (h) The FIRPTA Certificate, duly executed by the appropriate Transferors.

            (i) All original Warranties and Guaranties in Owners' possession or reasonably available to Owners.

            (j) Appropriate resolutions and/or consents authorizing and evidencing the authorization of (i) the execution by the Owner Parties of the Transaction Documents and the authority of the person or persons executing the Transaction Documents on behalf of the Owner Parties, and (ii) the performance by the Owner Parties of their obligations hereunder and under such Transaction Documents.

            (k) The originals of all Contracts, Ground Leases, Occupancy Agreements and Loan Documents, to the extent in Owners' possession or reasonably available to Owners.

            (l) To the extent in Owners' possession or reasonably available to Owners, originals of the following items: (1) complete sets of all architectural, mechanical, structural and/or electrical plans and specifications used in connection with the construction of or alterations or repairs to the Property; and (2) as-built plans and specifications for the Property.

            (m) All current real estate and personal property tax bills in Owners' possession or under its control.

            (n) A complete set of all guest registration cards, guest transcripts, guest histories, and all other available guest information.

            (o) All surveys and plot plans of the Real Property in possession of or in the control of Owners.

            (p) A complete list of all Advance Bookings.

            (q) A list of the outstanding accounts receivable for each Property as of midnight on the date prior to the Closing.

            (r) Copies of all books, records, operating reports, appraisal reports, files and other materials in Owners' possession or control which are necessary in Company's discretion to maintain continuity of operation of the Properties.

            (s) Written notices executed by the appropriate Partnerships notifying all tenants under the Occupancy Agreements covering any portion of the Acquired Properties, that the Acquired Properties have been conveyed (or the Ground Leasehold Estate assigned) to Operating Partnership or its designee and directing that all payments, inquiries and the like be forwarded to Operating Partnership or its designee at the address to be provided by Operating Partnership.

            (t) Originals of all Authorizations, to the extent available.

            (u) Evidence in writing that the Management Agreements have been terminated, at Owners' sole cost and expense.

            (v) The Beneficial Owners Agreements, duly executed by the appropriate Beneficial Owners.

            (w) The Prospective Subscriber Questionnaires, duly executed by the appropriate Beneficial Owners.

            (x) The Registration Rights Agreements, duly executed by the appropriate Beneficial Owners.

            (y) The Pledge Agreements, duly executed by the appropriate Beneficial Owners.

            (z) The Powers of Attorney and Limited Partner Signature Pages, duly executed by the appropriate Beneficial Owners.

            (aa) Interest Assignment Agreements, duly executed by the appropriate Transferors, and evidence reasonably satisfactory to Operating Partnership that all Owners and their Affiliates have been removed as authorized signatories from all Owner Entity's bank accounts and security deposit accounts.

            (bb) Executed counterparts of the Lender Consents and the Ground Lessor Consents and the right of first refusal documentation, if applicable, described in Sections 5.1(g) and 5.2(j).

            (cc) Any other documents or instruments reasonably necessary or required to consummate the Transactions.

            (dd) The Guaranty executed by one or more of the Persons identified in the definition of "Guaranty".

            (ee) The Franchise Agreements documentation contemplated by Sections 5.1(m) and 5.2(i), executed by any applicable Owner Party/Affiliate and Franchisor.

      7.3 Company's Deliveries. At the Closing, the applicable Company Parties shall deliver to Owners each of the following:

            (a) A certificate of Operating Partnership updating the representations and warranties set forth in Article IV of this Agreement as true and correct in all material respects as of the Closing Date.

            (b) The Sale Consideration, as same may be adjusted in accordance with the terms hereof, and the Contribution Consideration.

            (c) The Assignment Agreements, duly executed by the appropriate Company Parties.

            (d) The Operating Partnership Amendment, duly executed by the general partner of Operating Partnership.

            (e) The Registration Rights Agreements, duly executed by Company.

            (f) The Pledge Agreements, duly executed by the appropriate Company Parties.

            (g) The Beneficial Owners Agreements, duly executed by the appropriate Company Parties.

            (h) The Interest Assignment Agreements, duly executed by the appropriate Company Parties.

            (i) Executed counterparts of the Lender Consents and Ground Lessor Consents and the right of first refusal documentation, if applicable, described in Sections 5.1(g) and 5.2(j).

            (j) The Lender releases referenced in Section 5.2(h).

            (k) Appropriate resolutions and/or consents authorizing and evidencing the authorization of (i) the execution by the Company Parties of the Transaction Documents and the authority of the person or persons executing the Transaction Documents on behalf of the Company Parties, and (ii) the performance by the Company Parties of their obligations hereunder and under such Transaction Documents.

            (l) To the extent required by or customary under Applicable Law, Deeds with respect to each Acquired Property, duly executed and acknowledged by the appropriate Company Party.

            (m) Assignments of Ground Lease, with respect to each Acquired Property in recordable form, duly executed and acknowledged by the appropriate Company Party.

            (n) Any other documents or instruments reasonably necessary or required to consummate the Transactions.

            (o) The Franchisor consents and/or terminations and the releases referenced in Section 5.2(i), executed by Franchisor.

      7.4 Mutual Deliveries. At the Closing, Company Parties and Owner Parties shall mutually execute and deliver each to the other a final closing statement reflecting the Sale Consideration and Contribution Consideration, the apportionment of transaction costs pursuant to Section 7.5 and the other adjustments required by this Agreement.

      7.5 Closing Costs. Except as is explicitly provided in this Agreement, each Party shall pay its own legal, advisory, consulting and accounting fees and expenses, including, without limitation, any environmental, property condition, or other due diligence reports or studies commissioned by it. All filing fees for the Deeds, escrow fees, transfer, recording, sales or other similar Taxes and surtaxes due with respect to the transfer of title, the costs associated with the releases of any deeds of trust, mortgages and other financing encumbering the Acquired Interests or the Property and for any costs associated with any corrective instruments, costs associated with the Survey, costs for title search and the title insurance premium for the issuance of the Owner's Title Policies, cost of the UCC Searches, and all endorsements to the Owner's Title Policies shall be shared equally between Owners and Operating Partnership; provided, however, that to the extent any of the foregoing costs with respect to the conveyance and transfer of an Acquired Property are greater than they would have been had the Equity Interests in the Partnership that owns the Acquired Property been transferred instead, Owners shall be solely responsible for such incremental increased costs. All costs associated with the Loans, including, without limitation, all transfer fees, application fees, expenses related to terminating any interest rate swap or cap or similar arrangement, points and/or other fees required in connection with the assignment of the Loans and all expenses of Lenders, including, without limitation, legal fees and expenses, all mortgage and similar stamp taxes in connection with the transfer of the Loans and the Mezzanine Loan shall be shared equally between Owners and Operating Partnership; provided however, that Operating Partnership shall pay for any and all costs for debt prepayment or defeasance. Operating Partnership shall pay any and all costs related to assignments of and consents to existing Franchise Agreements and/or new franchise agreements, including PIPs and termination or up-front Franchisor fees, and any liquidated damages under the existing Franchise Agreements. All other costs which are necessary to carry out the Transactions shall be allocated between Operating Partnership and Owners in accordance with local custom in the jurisdiction in which the Property is located. The final closing statement to be delivered by the Parties pursuant to Section 7.4 shall reflect the apportionment of transaction costs in the manner provided in this Section 7.5.

      7.6 Working Capital and Working Capital Adjustment.

            (a) At least five business days prior to the Closing Date, Owners will deliver to Operating Partnership an estimate prepared by Manager of the Combined Working Capital as of the Closing Date (the "Estimated Combined Working Capital") based upon the most recent financial information available to the Owners.

            (b) The Estimated Combined Working Capital will be subject to Operating Partnership's review. In reviewing the Estimated Combined Working Capital, Operating Partnership will have the right to communicate with, and to review the work papers, schedules, memoranda, and other documents that Manager prepared or reviewed in determining the Estimated Combined Working Capital and thereafter will have access to all relevant books and records, all to the extent Operating Partnership reasonably requires to complete its review. If Operating Partnership submits a letter detailing any exceptions to the calculation of the Estimated Combined Working Capital, then (1) for 45 days after the date Owners receive such letter, Owners and Operating Partnership will use their best efforts to agree on the calculation of the Final Combined Working Capital and
(2) lacking such agreement, the matter will be referred to an independent "Big 4" accounting firm, who will determine the correct Final Combined Working Capital within 45 days of such referral, which determination will be final and binding on Operating Partnership and Owners for all purposes. The "Final Combined Working Capital" shall mean the amount of the combined working capital determined in accordance with this Section 7.6(b).

            (c) Operating Partnership agrees to pay or be responsible for the Company Possession Combined Current Liabilities on or after the Closing Date in the ordinary course of the Operating Partnership's business and consistent with its past practices.

            (d) Owners acknowledge that the Property includes the Net Working Capital as of the Closing Date and Owners agree to (i) provide Operating Partnership with the changes in the components of Combined Working Capital on a weekly basis beginning one week from the Effective Date and ending on the Closing Date, (ii) deliver to Operating Partnership (or its designees) on the Closing Date possession of the Company Possession Current Assets; provided, however, that Owners will have the right to retain and/or withdraw cash from the Combined Current Assets in the amount equal to (A) $4,000,000 plus (B) the aggregate amount of principal amortization paid by Owners prior to Closing on the Loans and the Mezzanine Loan since the installments due during the first two
(2) weeks of January 2005 (collectively, the "Working Capital Distribution"),
(iii) retain possession of the Owner Possession Current Assets for the benefit of the Operating Lessee (or its designee), (iv) use all commercially reasonable efforts to collect all accounts receivable and otherwise cause the liquidation of all the Owner Possession Current Assets to cash form as if it was for the benefit of Owners, consistent with custom and past practice, and liquidate and wind up its affairs and, with and to the extent of such cash, pay or discharge the Owner Possession Current Liabilities as soon as commercially practicable, which the Parties expect to be within 60 days after the Closing Date, and (v) after the Closing Date and pending final settlement of Final Combined Working Capital pursuant to this
Section 7.6, deposit any cash received in a commercial bank or banks at money market rates and provide Operating Partnership with a weekly updated calculation of the status of the liquidation.

            (e) If after 60 days after the Closing Date, Owners have not liquidated all Owner Possession Current Liabilities pursuant to this Section 7.6(e), (i) Owners will promptly deliver to Operating Partnership (or its designees) possession of the unliquidated portion of the Owner Possession Current Assets (including cash) plus any interest accrued thereon, and (ii) Operating Partnership will be responsible for the liquidation of such Owner Possession Current Assets to cash form and payment and discharge of any remaining Owner Possession Current Liabilities.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

      8.1 Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, Owners shall give written notice thereof to Operating Partnership promptly after Owners learn or receive notice thereof. All proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to Operating Partnership at Closing. Owners shall not settle or compromise any such proceeding without Operating Partnership's written consent.

      8.2 Casualty. The risk of any loss or damage to a Property prior to the Closing shall be borne by Operating Partnership. In the event of any loss or damage to all or any portion of the Real Property, Owners shall give written notice thereof to Operating Partnership promptly after Owners learn or receive notice thereof. All insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to Operating Partnership at Closing and Operating Partnership shall receive as a credit against the Sale Consideration the amount of any deductibles under the policies of insurance covering such loss or damage. Owners shall not settle or compromise any such proceeding without Operating Partnership's written consent.

      8.3 Broker. The Parties acknowledge that there is no real estate broker involved in this transaction and no Party has dealt with any real estate broker in connection with this transaction, nor has any Party been introduced to the other by any real estate broker.

      8.4 Confidentiality. Except as hereinafter provided, from and after the execution of this Agreement, Operating Partnership and Owners shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements of this Agreement unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions of this Agreement, except to persons who "need to know," such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction. Notwithstanding the foregoing, it is acknowledged that Company will seek to sell shares to the general public; consequently, Company shall have the absolute and unbridled right to disclose

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

any information regarding the transaction contemplated by this Agreement required by law or as determined to be necessary or appropriate by Company or Company's attorneys to satisfy disclosure and reporting obligations of Company or its Affiliates. Upon the other Party's approval in writing, which approval shall not be unreasonably withheld, either Party may make a press release and file with the SEC information regarding the transaction contemplated by this Agreement. Owners and Company and their representatives are cautioned that United States securities laws restrict the purchase and sale of securities by anyone who possesses non-public information about the issue of such securities. Accordingly, neither Owners or any of its Affiliates nor its representatives may buy or sell any of the securities of Company or any of its Affiliates so long as any of them is in possession of any material non-public information about Company or any of its Affiliates, including information contained in or derived from confidential information. This Agreement shall replace and supercede any prior confidentiality agreement entered into by the Parties prior to the Effective Date; any such confidentiality agreements are hereby terminated.

                                   ARTICLE IX
                                 INDEMNIFICATION

      9.1 Indemnification by Owners for the Benefit of Company Parties.

            (a) Owners shall indemnify, defend and release Company Parties and their successors and assigns and their respective officers, trustees, directors, employees, agents and representatives (the "Company Indemnified Parties") and save and hold each of them harmless from and against any claim, loss, liability, damage, cost or expense (including, but not limited to reasonable attorneys' fees and expenses) (collectively, "Losses"), which any of them may suffer or sustain as a result of or in connection with:

                  (i) any breach, violation or inaccuracy of any representation or warranty made by any Owner in this Agreement (without giving effect to any qualification as to materiality or concepts of similar import or any qualification or limitations as to monetary amount or value contained therein), including any certificates delivered hereunder;

                  (ii) any breach, violation or inaccuracy of any covenant, agreement or other obligation of any Owner in this Agreement; and

                  (iii) the Pre-Closing Unscheduled Extraordinary Litigation and Pre-Closing Income Tax Obligations.

      9.2 Indemnification by Operating Partnership and Company for the Benefit of Owner Parties.

            (a) Operating Partnership and Company shall indemnify, defend and release Owner Parties and their successors and assigns and their respective officers, directors, employees, agents and representatives (the "Owner Indemnified Parties") and save and hold each of them harmless from and against any Losses, which any of them may suffer or sustain as a result of or in connection with:

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

                  (i) any breach, violation or inaccuracy of any representation or warranty made by Company or Operating Partnership in this Agreement (without giving effect to any qualification as to materiality or concepts of similar import or any qualification or limitations as to monetary amount or value contained therein), including any certificates delivered hereunder; and

                  (ii) any breach, violation or inaccuracy of any covenant, agreement or other obligation of Company or Operating Partnership in this Agreement; and

                  (iii) the Scheduled Litigation and all Pre-Closing Ordinary Liabilities.

      9.3 Limitations to Indemnification.

            (a) The indemnification obligations of a Party (i) with respect to any breach, violation or inaccuracy of any representation or warranty made by such Party contained in this Agreement, other than with respect to those contained in Section 3.2(c) and Section 3.2(e), shall survive the Closing for a period of eighteen (18) months following the Closing Date, (ii) with respect to indemnification obligations relating to Sections 6.12, 6.13, 6.17, 6.18, 6.20, 8.3, 9.2(a)(iii), 9.4 and 11.1 and Article XII, shall survive the Closing indefinitely, and (iii) with respect to all other indemnification obligations, shall survive the Closing for three years following the Closing Date. All claims for indemnification made within the specified survival period shall survive the expiration of such periods.

            (b) (i) Each of the representations and warranties contained in Articles III-IV and their various subparagraphs are intended for the benefit of Company and Operating Partnership, on the one hand, and Owners on the other hand, and may be waived in whole or in part, by them, but only by an instrument in writing signed by them. All rights to indemnification shall survive the Closing of the Transaction as provided in Section 9.3(a), but shall be limited as provided in Section 9.3(b)(ii) to the extent that the indemnitee gives the indemnitor written notice prior to Closing of same, or the indemnitee otherwise obtains knowledge of same prior to Closing, and the indemnitor nevertheless elects to close this transaction. Any such written notice shall state in the first paragraph thereof and in all capitalized letters that "THIS NOTICE IS GIVEN PURSUANT TO THE COMBINED CONTRIBUTION AND PURCHASE AND SALE AGREEMENT MADE AS OF DECEMBER 23, 2004, AND RELATES TO AN INDEMNIFICATION CLAIM UNDER SECTION 9.3(b)."

            (ii) The indemnification obligations contained in this Agreement of Company and Operating Partnership, on the one hand, and Owners, on the other hand, (1) shall not survive Closing with respect to any such Losses (which Losses shall be deemed waived), other than Losses resulting from a breach of the representation and warranty contained in Section 3.2(c), if such was known by the indemnitee prior to the Effective Date, and (2) shall survive Closing as provided in Section 9.3(a) but shall not exceed $2,000,000 in the aggregate (and shall be subject to the Threshold as provided in Section 9.3(c) with respect to Losses resulting from any inaccuracy, breach or violation of any representation or warranty other than those contained in Section 3.2(c) made by such breaching Party in this Agreement) if same becomes known to the indemnitee between the Effective Date and the Closing Date and the indemnitee does not terminate this Agreement pursuant to Section 10.1. Nothing in this Section 9.3(b)(ii) shall limit (1) the indemnitee's right not to proceed to and conclude Closing hereunder or terminate pursuant to and in accordance with Article X or (2) the indemnification obligations of an indemnitor other than with respect to those described in this Section 9.3(b)(ii).

            For purposes of certainty, set forth below are three illustrations as to the manner in which the foregoing provisions of this Section 9.3(b)(ii) would operate:

            Illustration No. 1 (Post-Signing Period Breaches of $4.5 million)

            If (A) as of the Effective Date, Company had knowledge of one or more circumstances that would otherwise provide a claim for indemnification but for the application of this Section 9.3(b)(ii) (each a "Breach") in this Agreement ("Pre-Signing Breaches"), (B) between the Effective Date and the Closing Date, the Company obtains knowledge of one or more Breaches made by the Owners in this Agreement or obtains knowledge that one or more Breaches has become untrue or inaccurate ("Post-Singing Breaches"), the Losses in respect of which are $4.5 million, and (C) notwithstanding such Pre-Signing Breaches and Post-Signing Breaches and the Losses in respect thereof, Company elects to complete the Transactions, then (a) Owners shall not be obligated, liable or responsible to Company for any Losses in respect of the Pre-Signing Breaches,
(b) Owners shall be liable with respect to the first $2.0 million of such Losses in respect of Post-Signing Breaches ($200,000 of which shall be applied to the Threshold with respect to any applicable representations and warranties), and
(y) to the extent that the amount of such Losses is agreed upon prior to Closing, the same shall be credited against the Sale Consideration and (z) to the extent that the amount of such Losses is not agreed upon prior to Closing, such Losses shall be subject to indemnification in favor of Company pursuant to
Section 9.1, and (c) Owners shall not be obligated, liable or responsible to Company for the remaining $2.5 million of Losses in excess of $2.0 million.

            Illustration No. 2 (Post-Signing Period Breaches of $2.0 million)

            If (A) as of the Effective Date, Company had knowledge of one or more Pre-Signing Breaches, (B) between the Effective Date and the Closing Date, Company obtains knowledge of one or more Post-Signing Breaches, the Losses in respect of which are $2.0 million, and (C) notwithstanding such Pre-Signing Breaches and Post-Signing Breaches and the Losses in respect thereof, Company elects to complete the Transactions, then (a) Owners shall not be obligated, liable or responsible to Company for any Losses in respect of the Pre-Signing Breaches, and (b) Owners shall be liable with respect to $2.0 million of such Losses in respect of Post-Signing Breaches ($200,000 of which shall be applied to the Threshold with respect to any applicable representations and warranties), and (y) to the extent that the amount of such Losses is agreed upon prior to Closing, the same shall be credited against the Sale Consideration and (z) to the extent that the amount of such Losses is not agreed upon prior to Closing, such Losses shall be subject to indemnification in favor of Company pursuant to
Section 9.1.

            Illustration No. 3 (Post-Signing Period Breaches of $100,000)

            If (A) as of the Effective Date, Company had knowledge of one or more Pre-Signing Breaches, (B) between the Effective Date and the Closing Date, Company obtains

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

knowledge of one or more Post-Signing Breaches, the Losses in respect of which are $100,000, and (C) notwithstanding such Pre-Signing Breaches, and Post-Signing Breaches and the Losses in respect thereof, Company elects to complete the Transactions, then (a) Owners shall not be obligated, liable or responsible to Company for any Losses in respect of the Pre-Signing Breaches, and (b) the amount of Losses in respect of Post-Signing Breaches ($100,000) shall be applied to the Threshold with respect to any applicable representations and warranties and shall be subject to indemnification in favor of Company pursuant to Section 9.1 (but only to the extent that additional Losses resulting from one or more Breaches hereunder are discovered by Company after the Closing, but before the expiration of the survival periods set forth in Section 9.3(a), exceed $100,000).

            (c) (i) Neither Owners, on the one hand, nor Company, on the other hand, shall have any liability under Section 9.1(a)(i) (other than claims relating to Section 3.2(c)) or Section 9.2(a)(i), respectively, unless, in each case, the aggregate of all Losses relating thereto for which either such Parties would, but for this proviso, in the aggregate be liable exceeds on a cumulative basis an amount equal to Two Hundred Thousand Dollars ($200,000) (the "Threshold"), subject to reduction on account of previous Post-Signing Breaches relating to applicable representations and warranties as provided above, and then to the extent of all of such Losses (i.e., from the first dollar of such Losses); and (ii) such Party's aggregate liability under such Sections shall in no event exceed Twenty Million Dollars ($20,000,000) (the "Cap").

            (d) Notwithstanding anything in this Agreement to the contrary, (i) except in the case of actual fraud by a Party, the liability of each Party resulting from the breach or default by such Party shall be limited to actual damages incurred by the injured Party and (ii) except in the case of actual fraud by a Party, the Parties waive their rights to recover from the other Parties consequential, punitive, exemplary, and speculative damages or any other remedies available in contract, tort, law or otherwise. The Parties shall have the right to adjust the Sale Consideration by the reasonably estimated amount of
(i) any indemnification claims for Losses resulting from any inaccuracy, breach or violation of any representation or warranty made by a Party in this Agreement which in the aggregate exceed the Threshold and that become known between the Effective Date and the Closing Date and (ii) any other indemnification claims known at Closing, and in respect of both (i) and (ii) other than any such claims that expressly do not survive Closing.

            (e) Recourse: The indemnity obligation of the Operating Partnership, on one hand, and Owners, on the other hand, shall be with full recourse to the indemnifying party. In addition, Owners' indemnification obligations shall also provide recourse as follows: First to the collateral that remains subject to the Pledge Agreements, and then, to the extent that such obligations are unsatisfied from such collateral, to the Guaranty.

      9.4 Notification of Claims.

            (a) A Person that may be entitled to be indemnified under this Agreement (the "Indemnified Party"), shall promptly notify the Party liable for such indemnification (the "Indemnifying Party") in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or could reasonable give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a "Third Party Claim"), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is prejudiced by such failure, except that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of any applicable period specified in
Section 9.3(a) for giving written notification.

            (b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Article IX, the Indemnifying Party shall have the right, but not the obligation, to assume the defense and control of any Third Party Claim and the Indemnified Party shall have the right, but not the obligation, to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Each Owner or Company, as the case may be, shall, and shall cause each of its Affiliates to cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. In the event that the Indemnifying Party does not, within ten Business Days after notice of any Third Party Claim, assume the defense thereof, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party at any time prior to the compromise, settlement or final determination thereof. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim that does not require any admission of liability by the Indemnified Party without the consent of any Indemnified Party, provided that the Indemnifying Party shall (i) pay (up to the Cap, if applicable) or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement,
(ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect the conduct of any Indemnified Party's business and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of any Indemnified Party from all liability with respect to such Third Party Claim.

            (c) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Article IX that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 30 days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article IX. If the Indemnifying Party does not so notify the Indemnified Party, the Indemnifying Party shall be deemed to have rejected the claim specified by the Indemnified Party in such notice.

                                   ARTICLE X
                                  TERMINATION

      10.1 Termination. This Agreement may be terminated at any time after the Effective Date and prior to the Closing:

            (a) in writing by the mutual written consent of Owners, Operating Partnership and Company;

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

            (b) by Company and/or Operating Partnership as provided in Section
2.5 or as otherwise expressly provided in this Agreement;

            (c) by Company and/or Operating Partnership, if there has been an inaccuracy, violation or breach by Owners of any representation or warranty contained in this Agreement (other than those contained in Section 3.2(c)), such Losses exceed $2,000,000 in the aggregate and such inaccuracy, violation or breach has not been waived by the Company and, in any such case, has not been cured by Owners within ten (10) days after written notice thereof from Company or Operating Partnership (and, in such event, Company and Operating Partnership shall have the option of terminating this Agreement, in which event, Operating Partnership shall be reimbursed for (i) all of its out-of-pocket expenses and
(ii) and if such inaccuracy, violation or breach was the result of Owner's gross negligence, intentional acts or bad faith, its other damages incurred not to exceed $2,000,000);

            (d) by Company and/or Operating Partnership, if there has been a material violation or breach by Owners of any covenant contained in this Agreement or a material inaccuracy, violation or breach of any representation or warranty contained in Section 3.2(c) and such inaccuracy, violation or breach has not been waived by the Company and, in any such case, has not been cured by Owners within ten (10) days after written notice thereof from Company or Operating Partnership (and, in such event, Company and Operating Partnership shall have the option of (i) bringing an action for specific performance or (ii) terminating this Agreement, in which event Operating Partnership shall be reimbursed for all of its out-of-pocket expenses and other damages incurred not to exceed $2,000,000);

            (e) by Owners, if there has been an inaccuracy violation or breach by Company or Operating Partnership of any representation or warranty contained in this Agreement, such Losses exceed $2,000,000 in the aggregate and such inaccuracy, violation or breach has not been waived by Owners and, in any such case, has not been cured by Company or Operating Partnership within ten (10) days after written notice thereof by Owners and, in such event, OWNERS SHALL, AS THEIR SOLE REMEDY THEREFOR, BE PAID AND DELIVERED THE DEPOSIT AS LIQUIDATED DAMAGES (AND NOT AS A PENALTY) FOR SUCH BREACH AS FULL, COMPLETE AND FINAL DAMAGES IN RESPECT THEREOF, WHEREUPON THIS AGREEMENT SHALL TERMINATE, AND NO PARTY SHALL HAVE ANY FURTHER LIABILITY OR OBLIGATION HEREUNDER TO ANY OTHER, EXCEPT UNDER SUCH PROVISIONS WHICH SHALL EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT), THIS AGREEMENT SHALL TERMINATE;

            (f) by Owners, if there has been a material, violation or breach by Company or Operating Partnership of any covenant contained in this Agreement and such breach has not been waived by Owners and, in any such case, has not been cured by Company or Operating Partnership within ten (10) days after written notice thereof by Owners and, in such event, OWNERS SHALL, AS THEIR SOLE REMEDY THEREFOR, BE PAID AND DELIVERED THE DEPOSIT AS LIQUIDATED DAMAGES (AND NOT AS A PENALTY) FOR SUCH BREACH AS FULL, COMPLETE AND FINAL DAMAGES IN RESPECT THEREOF, WHEREUPON THIS AGREEMENT SHALL TERMINATE, AND NO PARTY SHALL HAVE ANY FURTHER LIABILITY OR OBLIGATION

HEREUNDER TO ANY OTHER, EXCEPT UNDER SUCH PROVISIONS WHICH SHALL EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT), THIS AGREEMENT SHALL TERMINATE;

            (g) by either Company/Operating Partnership or Owners if the Closing has not occurred by April 15, 2005 (as extended below, the "Outside Date"); provided that Company/Operating Partnership and Owners shall have the option to extend the Outside Date on five (5) days prior written notice to the other Party up to thirty (30) days, if the sole reason that the Closing has not occurred is due to the failure to satisfy any closing condition contained in Article V of this Agreement to be satisfied on or prior to Closing, and Company/Operating Partnership or Owners, as the case may be, reasonably believes that such closing conditions can be satisfied within such extension period; provided further that, in each case, the terminating Party is not in material breach of its obligations under this Agreement in a manner that shall have contributed to the occurrence or failure of the Closing to occur;

            (h) by either Party in the event that the conditions to such Party's obligation to close under Article V have not been satisfied on or before the Closing Date, in which event such Party may, at its election, (1) terminate this Agreement or (2) such Party may waive such condition and proceed to Closing;

            (i) by Company and/or Operating Partnership, if the aggregate cost of the PIPs is reasonably estimated by Operating Partnership to exceed $47,000,000; or

            (j) by Company and/or Operating Partnership if the Real Property, or any portion thereof, is subject to any actual or threatened taking pursuant to the power of eminent domain or any proposed sale in lieu thereof or is subject to damage sustained caused by any casualty or any other circumstance described in Sections 8.1 and 8.2 and the aggregate value of all losses arising from the foregoing could reasonably be expected to exceed $25,000,000 without giving effect to any proceeds received or to be received from such condemnation, if any, and any Insurance Policies or any insurance policies of the Company or the Operating Partnership provided, however, if Company and/or Operating Partnership exercise its right to terminate pursuant to this Section 10.1(j), it shall not be entitled to receive any proceeds, awards, credits or other payments arising under Sections 8.1 or 8.2.

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

      10.2 Effect of Termination. In the event of termination of this Agreement automatically or by any Party as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect, and, subject to the delivery of the Deposit to the Party entitled thereto hereunder, no Party shall have any further rights or obligations under this Agreement except for those expressly stated to survive the termination hereof. Notwithstanding anything in this Agreement to the contrary, the Deposit shall be returned to Operating Partnership in all events of termination of this Agreement except to the extent any such termination is solely the result of a breach by Operating Partnership and/or Company. Except in the case of a termination pursuant to Section 10.1(c) above, no Party shall have any obligation to reimburse the other Party or Parties for any of the expenses incurred by such Party or Parties in connection with this Transaction, including but not limited to those described in Section 7.5 above.

                                   ARTICLE XI
                                 TAX PROTECTION

      11.1 Restrictions on Transfer of Contributed Properties/Reduction of Indebtedness by Company.

            (a) Company by this Agreement agrees that, during the Protected Period, it shall not nor shall it cause the Operating Partnership or any of their subsidiaries to sell, transfer, exchange or otherwise dispose of all or any portion of their interest in the Contributed Properties, or engage in a merger, sale of all or substantially all of its assets or a liquidation or dissolution of Company, Operating Partnership or any of Company's or Operating Partnership's subsidiaries, if as a result of which a Beneficial Owner or its Protected Transferees will recognize any Built-in-Gain for federal income tax purposes (a "Taxable Event"). Company by this Agreement further agrees that in the event it causes a Taxable Event to occur at any time during the Protected Period, Company shall pay or shall cause the Operating Partnership or their subsidiaries to pay to each affected Beneficial Owner and its Protected Transferees an amount equal to the Taxable Event Payment (as defined below). Upon the occurrence of a Taxable Event, Operating Partnership shall promptly notify the affected Beneficial Owner and each of its Protected Transferees to the extent the identity and address of such Protected Transferee is known by Operating Partnership. Upon the later of (i) 10 Business Days of the receipt by Operating Partnership from the Beneficial Owner or Protected Transferee of the information required to determine the Taxable Event Payment or (ii) 10 Business Days before the next estimated tax payment is due; the Operating Partnership will pay the applicable Taxable Event Payment by wire transfer of immediately available funds to the applicable Person. For purposes of this Agreement, the term "Taxable Event Payment" means as to each affected Beneficial Owner or Protected Transferee an amount equal to the sum of (i) the federal, state, and local income Taxes payable by such person resulting from the recognition of Built-in-Gain as a result of the occurrence of the Taxable Event (taking into account the deductibility of state and local taxes for federal and state tax purposes) and (ii) an additional payment in an amount equal to the amount such that, after payment by such Person of all Taxes (taking into account the deductibility of state and local taxes for federal and state tax purposes) on amounts received under clause (i) and this clause (ii), such Person retains an amount equal to the amount described in clause (i).

            (b) Company covenants that the "traditional method" (without curative allocations), as defined in Treas. Reg. 1.704-3(b), of allocating income, gain, loss and deduction to account for the variation between the fair market value and adjusted basis of the property for federal income tax purposes, shall be used (i) with respect to the contribution of the Contributed Properties, and (ii) with respect to any revaluation of the Contributed Properties, pursuant to Treas. Reg. Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g) and 1.704 3(a)(6).

            (c) Company covenants that, subject to the exceptions provided herein, it will not reduce or cause a reduction in the indebtedness secured by the Contributed Properties that would trigger gain or at-risk capture to a Beneficial Owner or its Protected Transferees (except for gains resulting from normal amortization of existing debt as provided on the amortization schedule on
Schedule 11.1(c) and income allocated pursuant to Section 704(c) of the Internal Revenue Code of 1986, as amended (the "Code") due to amortization and depreciation) during the Protected Period. Company by this Agreement further agrees that in the event it breaches this covenant in Section 11.1(c) during the Protected Period, Company shall pay or cause the Operating Partnership or their subsidiaries to pay to each Beneficial Owner and its Protected Transferees an amount equal to the Taxable Event Payment, computed as if the events set forth in the preceding sentence were a Taxable Event.

            (d) No Taxable Event Payments or other liability or obligation of Company or its affiliates shall be triggered pursuant to this Article XI for any sale, transfer, distribution or disposition of the Properties other than Contributed Properties or for any reduction of indebtedness secured by the Properties other than Contributed Properties.

            (e) Notwithstanding the foregoing, the restrictions, obligations and Liabilities of the Company and its affiliates provided in this Article XI shall terminate and be of no force or effect as to any Beneficial Owner and its Protected Transferees at such time that the Unit Sales Limitation is not satisfied as to such Beneficial Owner and its Protected Transferees. The making of a Taxable Event Payment by the Company, the Operating Partnership or any of their affiliates under this Section 11.1 shall be the sole and exclusive remedy of a Owner, its Beneficial Owners and its Protected Transferees with respect to any tax liability incurred in connection with this Agreement or the Transactions contemplated hereby or thereby. Nothing contained in this Agreement shall be construed to permit a party to receive a double benefit or compensation respect to a Taxable Event (it being understood and agreed that the payments referenced in clauses (i) and (ii) in the definition of Taxable Event Payment in Section 11.1(a) above shall not be considered a "double benefit".

            (f) No Beneficial Owner or its Protected Transferees shall have any right to participate in (i) any audit, conference or other proceeding with the Internal Revenue Service or the relevant state or local authorities, or any judicial proceedings concerning the determination of the tax liability of the Company, the Operating Partnership or any of their subsidiaries, (ii) any administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such proceeding or (iii) any compromise or settlement of any adjustment or deficiency proposed, asserted or assessed as a result of any such proceeding.

            (g) Notwithstanding any other provision in this Article XI and for the avoidance of doubt, the provisions of this Article XI shall not apply to the Designated Properties,

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

including any restrictions or limitations on the taxable disposition of the Designated Properties or the prepayment, defeasance or other reduction of the indebtedness applicable to the Designated Properties.

                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

      12.1 Completeness; Modification. This Agreement constitutes the entire agreement between the Parties with respect to the Transactions and supersedes all prior discussions, understandings, agreements and negotiations between the Parties. This Agreement may be modified only by a written instrument duly executed by the Parties.

      12.2 Assignments. Company may assign all or any portion of its rights hereunder to one or more Affiliates of Company without the consent of Owners; and any such assignment shall not relieve Company of its obligations under this Agreement.

      12.3 Successors and Assigns. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.

      12.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first Business Day following such Saturday, Sunday or legal holiday. Unless otherwise specified in this Agreement, all references in this Agreement to a "day" or "days" shall refer to calendar days and not Business Days.

      12.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS, RULES OR PRINCIPALS, EXCEPT TO THE EXTENT OF MATTERS THAT INVOLVE A SPECIFIC REAL PROPERTY, WHICH ARE REQUIRED TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE WHERE SUCH PROPERTY IS LOCATED.

      12.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both Parties appear on each counterpart of this Agreement. All counterparts of this Agreement shall collectively constitute a single agreement.

      12.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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

      12.8 Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided in this Agreement, each Party shall be responsible for its own costs in connection with this Agreement and the Transactions, including, without limitation, fees of attorneys, engineers and accountants.

      12.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

      If to Owners:           c/o Fisher Brothers
                              299 Park Avenue
                              New York, New York  10171
                              Attn:  Richard L. Fisher
                              Telecopy:  (212) 940-6808

      With a copy to:         Paul, Hastings, Janofsky & Walker LLP
                              Park Avenue Tower
                              75 E. 55th Street
                              New York, NY  10022
                              Attn:  Douglas A. Raelson
                              Telecopy:  (212) 230-7644

      If to Company:          Ashford Hospitality Trust, Inc.
                              14185 Dallas Parkway, Suite 1100
                              Dallas, Texas  75254
                              Attn:  David A. Brooks and
                              Christopher A. Peckham
                              Telecopy:  (972) 490-9605

      With a copy to:         1900 Pennzoil Place, South Tower
                              711 Louisiana Street
                              Houston, Texas 77002-2720
                              Attn:  Vincent J. Kendrick
                              Telecopy:  713-236-0822

      If to Escrow Agent:     Chicago Title Insurance Company
                              711 Third Avenue, 5th Floor
                              New York, New York 10017
                              Attn:  Sie Cheung
                              Telecopy:  (212) 880-9623

or to such other address as the intended recipient may have specified in a notice to the other Party. Any Party may change its address or designate different or other persons or entities to

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

receive copies by notifying the other Party and Escrow Agent in a manner described in this Section.

      12.10 Representations and Warranties. Each of Owners (with respect to
Article III and the Owner Estoppels) and Operating Partnership and Company (with respect to Article IV) shall be deemed to have made representations and warranties pursuant to this Agreement to the extent such representations or warranties are made in accordance with Articles III or IV (respectively), the bring-down certificates provided for in Article VII (which representations and warranties will be given as of the Closing Date), the Owners' Estoppel or any other similar instrument.

      12.11 Escrow Agent. Escrow Agent referred to in the definition thereof contained in Section 1.1 of this Agreement has agreed to act as such for the convenience of the Parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the Parties for any act or omission to act except for its own willful misconduct or gross negligence; (b) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the Parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either Party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of the Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of general jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both Parties do by this Agreement consent), and pay into the registry of the court the Deposit, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent's compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

      12.12 Incorporation by Reference. All of the exhibits, schedules and other attachments to this Agreement are by this reference incorporated in this Agreement and made a part of this Agreement.

      12.13 Survival. All of the representation, warranties, covenants and agreements of Owners and Company made in this Agreement shall survive Closing as provided in this Agreement and shall not merge into any Transaction Documents executed and delivered in connection herewith.

      12.14 Further Assurances. Owners and Company each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to

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

be done or made, upon the written request of the other Party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either Party for the purpose of or in connection with consummating the transactions described in this Agreement.

      12.15 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the Parties except the relationship of Owners and Company specifically established by this Agreement.

      12.16 Waiver of Jury Trial. In any legal action or proceeding, the Parties hereby waive their right to trial by a jury.

      12.17 Signatory Exculpation. The signatory(ies) for Company and Owners is/are executing this Agreement in his/their capacity as representative of Company and Owners and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the Transactions.

      12.18 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

            (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

            (b) All references in this Agreement to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

            (c) The table of contents and headings contained in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

            (d) Any reference to a Party shall include a reference to such Party's successors and permitted assigns.

            (e) Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits to this Agreement.

            (f) As used in this Agreement, the term or phrases "Effective Date," "date of this Agreement" or "date hereof" shall mean the first date Escrow Agent is in receipt of this Agreement executed by Owners, Operating Partnership and Company.

            (g) The word "will" means "shall," and the word "shall" means
"will."

      12.19 Costs and Attorneys' Fees. In the event of any litigation or dispute between the Parties arising out of or in any way connected with this Agreement, resulting in any litigation,

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

then the prevailing Party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys' fees at trial and all appellate levels. The provisions of this Section 12.19 shall survive the Closing of the transaction contemplated by this Agreement.

      12.20 Joint and Several Obligations. Notwithstanding anything to the contrary in this Agreement, (i) the covenants and obligations of, and the representations and warranties made by or attributable to, any Owner Party pursuant to this Agreement will be deemed to be made by and attributable to each Owner Party, jointly and severally, and Company or Operating Partnership will have the right to pursue remedies against any one or more Owner Parties without any obligation to give notice to or pursue all Owner Parties or to give notice to or pursue any individual Owner Party before pursuing any other Owner Party and (ii) the covenants and obligations of, and the representations and warranties made by or attributable to, any Company Party pursuant to this Agreement will be deemed to be made by and attributable to each Company Party, jointly and severally, and any Owner Party will have the right to pursue remedies against either Company or Operating Partnership without any obligation to give notice to or pursue the other Company Party before pursuing the Other Company Party.

      12.21 Remedies. Except as expressly provided to the contrary in this Agreement, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available under Applicable Law or in equity, including without limitation, specific performance and injunctive relief. Except as expressly provided herein, nothing herein will be considered an election of remedies.

      12.22 Jurisdiction. Any action or proceeding concerning this Agreement shall be commenced only in a state or federal court of competent jurisdiction located in the State of New York, County of New York, and the Parties hereby expressly and irrevocably submit themselves to the jurisdiction of said courts and waive any objections they may now or hereafter have based on venue and/or forum non-conveniens.

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\
      IN WITNESS WHEREOF, Owners, Operating Partnership and Company have caused this Agreement to be executed in their names by their respective duly authorized representatives.

                                     OWNERS:

                                     FGSB MASTER CORP.,
                                     a Delaware corporation

                                     By:    /s/ MARTIN L. EDELMAN
                                          --------------------------------
                                     Name:  Martin L. Edelman
                                     Title: Vice-President

                                     FGSB MASTER LLC,
                                     a Delaware limited liability company

                                     By:    FGSB Master Corp., its manager

                                     By:    /s/ MARTIN L. EDELMAN
                                           -------------------------------
                                     Name:  Martin L. Edelman
                                     Title: Vice-President

                                     LISMORE ASSOCIATES, L.P.,
                                     a Delaware limited partnership

                                     By: Ashford Financial Corporation, its
                                         general partner

                                         By:    /s/ MONTGOMERY J. BENNETT
                                               ----------------------------
                                         Name:  Montgomery J. Bennett
                                         Title: President

     Signature Page to Combined Contribution and Purchase and Sale Agreement

                                     ROLLING ROCK, GP
                                     a Texas general partnership

                                     By:    /s/ DAVID BROOKS
                                           -------------------------------
                                     Name:  David Brooks
                                     Title  General Partner

                                     By:    /s/ DAVID KIMICHIK
                                           -------------------------------
                                     Name:  David Kimichik
                                     Title  General Partner

                                     COMPANY:

                                     ASHFORD HOSPITALITY TRUST, INC.,
                                     a Maryland corporation

                                     By:   /s/ DOUGLAS KESSLER
                                           -------------------------------
                                           Douglas Kessler
                                           Chief Operating Officer

                                     OPERATING PARTNERSHIP:

                                     ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership

                                     By:   Ashford OP General Partner, LLC,
                                           a Delaware limited liability company,
                                           its general partner

                                           By: Ashford Hospitality Trust, Inc.,
                                               a Maryland corporation,
                                               its sole member

                                               By:  /s/ DOUGLAS KESSLER
                                                   --------------------------
                                                    Douglas Kessler
                                                    Chief Operating Officer

     Signature Page to Combined Contribution and Purchase and Sale Agreement

                                     ESCROW AGENT:

                                     Chicago Title Insurance Company executes this Agreement for the sole purposes of agreeing to the rights and obligations set forth in Section 2.4 and Section 12.11

                                     By:    /s/ JOHANNA BLAKELY
                                            ----------------------------------
                                     Name:  Johanna Blakely
                                     Title: Underwriting Counsel

                                     Date of Execution:  December 27, 2004

     Signature Page to Combined Contribution and Purchase and Sale Agreement

                             RECEIPT OF ESCROW AGENT

      Chicago Title Insurance Company, as Escrow Agent, acknowledges receipt of the sum of $2,000,000.00 by wire transfer from Company as described in Section
2.4 of the foregoing Combined Contribution and Purchase and Sale Agreement, said sum to be held pursuant to the terms and provisions of said Agreement.

      DATED this 27th day of December, 2004.

                                                CHICAGO TITLE INSURANCE COMPANY

                                                By:    /s/ JOHANNA BLAKELY
                                                      --------------------------
                                                Name:  Johanna Blakely
                                                Title: Underwriting Counsel

                             Receipt of Escrow Agent